SCHEDULE 14A INFORMATION

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Modine Manufacturing Company
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1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

To the Shareholders of Modine Manufacturing Company:

Notice is hereby given that the Annual Meeting of Shareholders of Modine Manufacturing Company will be held at the following date and time:

Date:	Thursday, July 23, 2020
Time:	8:00 a.m.

You may access the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/MOD2020, where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.  The Annual Meeting will be conducted in virtual format only – there will be no physical location for the Annual Meeting.

The Record Date for the Annual Meeting is May 29, 2020.

Matters to vote on:

1.	Election of the Company-nominated slate of three directors for terms expiring in 2023;

2.	Approval of the Modine Manufacturing Company 2020 Incentive Compensation Plan;

3.	Advisory approval of the Company’s named executive officer compensation;

4.	Ratification of the appointment of the Company’s independent registered public accounting firm; and

5.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Sylvia A. Stein
Vice President, General Counsel and Corporate Secretary

June 23, 2020

Your vote at the Annual Meeting is important to us.  You may vote your shares of common stock by Internet or telephone using the instructions in this proxy statement and on the enclosed proxy card.  If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.  This proxy statement is solicited on behalf of the Board of Directors for use at the 2020 Annual Meeting of Shareholders.  This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 23, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 23, 2020 – the Notice and Proxy Statement and 2020 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) of Modine Manufacturing Company (the “Company” or “Modine”) nominated three current members of the Board, Eric D. Ashleman, Larry O. Moore, and Marsha C. Williams, to stand for election at the 2020 Annual Meeting of Shareholders.  If elected, each director would serve until the 2023 Annual Meeting of Shareholders and the election of his or her successor.  The persons appointed as proxies will vote “FOR” the election of these nominees, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote “FOR” the substitute nominee(s) designated by the Board of Directors.

David J. Anderson, a Modine director since 2010, will retire from the Board of Directors as of the annual meeting.  Modine is grateful to Mr. Anderson for his many years of faithful service to the Company.

The Company’s Bylaws require that each director retire at the close of the term in which he or she attains the age of 72 years, except that the provision will not apply to any director who has been exempted from it by a resolution passed by a two-thirds vote of the Board of Directors.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of ten members, but will consist of nine members following the 2020 Annual Meeting of Shareholders.  Each class of the Board of Directors consists of three directors.

In accordance with the Company’s Bylaws, a director shall hold office until (i) the end of such director’s term and until the director’s successor shall have been elected, (ii) there is a decrease in the allowable number of directors, or (iii) his or her death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s Board consists of proven leaders from various industries, disciplines and end markets who have the knowledge and experience necessary for a deep understanding of Modine, its products and its businesses.  That knowledge and experience has been gained or enhanced in a wide variety of ways, including through years of service on Modine’s Board, employment with industry leaders that have business models and strategies similar to the Company’s or product markets important to the Company, and leadership positions in technologically innovative institutions.  The Board benefits from the interplay among a group of directors who have diverse and distinguished backgrounds, which are described in further detail in this section.  Modine’s directors are dedicated individuals with high integrity and discipline who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Governance Committee”), a committee consisting of all of the independent directors of the Company, has determined that the Board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals.  The Governance Committee considers the following qualities and experiences to be necessary for the proper functioning of a Board of a responsible, global, diversified industrial company:

•	Business operations leadership;

•	Relevant industry experience;

•	Global business experience;

•	Financial expertise;

•	Technological expertise;

•	Corporate governance expertise;

•	Financial markets experience; and

•	Strategic planning and execution expertise, including mergers and acquisitions experience.

In addition, from time to time, the Governance Committee considers additional attributes that are more specific to the Company’s strategic and business emphasis at any given point.

A description of the qualities provided by each Board member is included below with the description of the individual’s experience and public company directorships, all as of May 29, 2020.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director.  An “X” in the chart below indicates that the item is a specific reason that the director was nominated to serve on the Board.  The lack of an “X” does not mean that the director does not possess that qualification or skill.  Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

Board of Directors	Business Operations Leadership	Relevant Industry Experience	Global Business Experience	Financial Expertise	Technological Expertise	Corporate Governance Expertise	Financial Markets Experience	Strategic Planning and Execution Expertise

Mr. Burke	X	X	X	X	X	X		X
Mr. Anderson	X	X	X	X		X		X
Mr. Ashleman	X	X	X	X		X		X
Mr. Bills	X		X		X		X	X
Mr. Cooley			X	X		X	X	X
Dr. Garimella					X			X
Mr. Moore	X	X	X		X			X
Mr. Patterson	X	X	X			X		X
Ms. Williams			X	X		X	X	X
Ms. Yan	X	X	X		X	X		X

2020 Nominees for Director

Based upon the recommendation of the Governance Committee, the Board approved the nominations of Mr. Eric D. Ashleman,  Mr. Larry O. Moore and Ms. Marsha C. Williams for election as directors.  Mr. Ashleman, Mr. Moore and Ms. Williams are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.  Mr. Moore and Ms. Williams were last elected to the Board in 2017, at which time they each received the support of not less than 96% of the votes cast.  Mr. Ashleman was appointed to the Board by the then-current directors in February, 2019.

The Board of Directors recommends a vote “FOR” Mr. Eric D. Ashleman, Mr. Larry O. Moore and Ms. Marsha C. Williams.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Nominees to be Elected for Terms Expiring in 2023:

Eric D. Ashleman Age 53 Director since 2019	Current Position: Experience:
President & Chief Operating Officer, IDEX Corporation.

Mr. Ashleman joined IDEX Corporation, a developer, designer and manufacturer of fluidics systems and specialty engineered products, in 2008 as President of Gast Manufacturing and has served in a variety of capacities since then, including: President, Gast Manufacturing and Global Dispensing; Vice President and Group Executive, Fire, Safety and Diversified Segment; Senior Vice President and Group Executive, Health and Science Technology, and Fire, Safety and Diversified Segments; and Senior Vice President and Chief Operating Officer.  Prior to joining IDEX, Mr. Ashleman served as President of Schutt Sports from 2006 to 2008.

Specific Attributes and Skills for Mr. Ashleman:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Ashleman has acquired business operations leadership through his many roles at IDEX Corporation, and particularly in his current role as President and Chief Operating Officer, where he is responsible for the global operations of a diversified industrial company.

Relevant Industry Experience
Mr. Ashleman serves as President and Chief Operating Officer of IDEX Corporation, a global, diversified industrial company that manufactures for and sells into numerous markets also served by the Company, including the automotive, energy and industrial sectors.

Global Business Experience
Mr. Ashleman has acquired substantial global business experience through his roles with IDEX Corporation, and particularly in his current role as President and Chief Operating Officer, as he leads the operations of a global, diversified industrial company.

Financial Expertise	Mr. Ashleman has acquired significant financial expertise through his roles at IDEX Corporation and through his previous role as President of Schutt Sports.

Corporate Governance Expertise	Through his roles at IDEX Corporation and through his previous role as President of Schutt Sports, Mr. Ashleman has obtained considerable corporate governance expertise.

Strategic Planning and Execution Expertise	Mr. Ashleman has developed short- and long-term strategic planning and execution expertise through his numerous roles at IDEX Corporation, and through his previous role as President of Schutt Sports.

Larry O. Moore Age 70 Director since 2010	Current Position: Experience:
Retired.

Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies and a manufacturer of aircraft engines.  Mr. Moore served in this capacity from 2002 until his retirement in 2009.  Immediately prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low-cost country sourcing and operational excellence, at United Technologies where he served as Senior Vice President, Module Centers & Operations of Pratt & Whitney, and at Cummins where he served in various operations management positions.

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23-year career in various positions with Volkswagen of America, Inc., General Motors Corporation and Ford Motor Company, as well as Cummins and Pratt & Whitney.

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Technological Expertise	Mr. Moore has acquired significant technological expertise through his roles in multiple technology-driven business enterprises.

Strategic Planning and Execution Expertise
Through his affiliations with Pratt & Whitney, Cummins, Ford Motor Company and other global industrial companies, Mr. Moore has obtained significant experience in a variety of strategic planning and execution strategies.

Marsha C. Williams Age 69 Director since 1999	Current Position: Experience
Retired.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010).  Prior to joining Orbitz Worldwide, Inc., Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust.  Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

	Public Company Directorships:	McDermott International, Inc.; Fifth Third Bancorp (Lead Director of the Board of Directors); and Davis Funds

Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Ms. Williams was an executive officer of Orbitz Worldwide, Inc. and is currently a director of several public companies with global operations.  In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise
As Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., and Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams serves on the board of several public companies, and is the Lead Director of the Fifth Third Bancorp Board of Directors.

Financial Markets Experience
As the former Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, and Lead Director of Fifth Third Bancorp, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Ms. Williams has engaged in all facets of strategic planning and execution, particularly through her roles with Orbitz Worldwide, Inc. and Equity Office Properties Trust.

Directors Continuing in Service for Terms Expiring in 2021:

Dr. Suresh V. Garimella Age 56 Director since 2011	Current Position: Experience:
President, University of Vermont

Prior to Dr. Suresh Garimella’s selection as President of the University of Vermont, he served as Executive Vice President for Research and Partnerships at Purdue University (2014-2019), where he was Goodson Distinguished Professor in the School of Mechanical Engineering and Founding Director of the Cooling Technologies Research Center.  He previously held the Cray-Research Professorship at the University of Wisconsin-Milwaukee. In 2018, Dr. Garimella was appointed by President Trump to the National Science Board, which oversees the National Science Foundation and also serves as an independent body of advisers to both the president and Congress on policy matters related to science, engineering and educating the next generation of scientists.  In 2019, he was appointed to the External Advisory Board for the Chief Research Office at Sandia National Laboratories.  Dr. Garimella also served as a Jefferson Science Fellow at the U.S. Department of State (2010-2011) and as a Senior Fellow for Energy and Climate Partnership of the Americas (ECPA) for five years.  Dr. Garimella received his Bachelor of Technology from Indian Institute of Technology, Madras, India, his Master of Science from The Ohio State University, and his Ph.D. from the University of California at Berkeley, all in Mechanical Engineering.

Specific Attributes and Skills for Dr. Garimella:

Expertise	Discussion of Skills and Attributes

Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central to the success of the Company.

Strategic Planning and Execution Expertise
In his current position, Dr. Garimella is responsible for setting the strategy for the University of Vermont to achieve its mission and vision, all in collaboration with the University’s Board of Trustees.  Previously, he was deeply engaged with the development and execution of Purdue University’s strategic plans and, in particular, the plans relating to the University’s strategic research initiatives and partnerships, both within and outside the United States.  In addition, Dr. Garimella is a Member of the National Science Board, and serves on its Committee on Strategy, which is responsible for setting short- and long-term strategy and objectives for the National Science Foundation.

Christopher W. Patterson Age 66 Director since 2010	Current Position: Experience: Public Company Directorships:
Retired.

Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America.  Mr. Patterson served in this capacity from 2005 until his retirement in 2009.  Prior to this, he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America), and other international, commercial truck producers.

Finning International Inc., Vancouver, B.C. (Canada)

Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s Board.

Relevant Industry Experience	Mr. Patterson has a significant understanding of commercial truck markets and the operations of global commercial vehicle OEMs.

Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.

Corporate Governance Expertise
Mr. Patterson has significant corporate governance experience from his role as President and Chief Executive Officer of Daimler Trucks North America LLC. In addition, Mr. Patterson serves on the board of another public company.

Strategic Planning and Execution Expertise
Through his many roles at Daimler Trucks North America LLC, and particularly in his position as President and Chief Executive Officer, Mr. Patterson obtained significant experience in establishing and executing on that entity’s short- and long-term strategic plans.

Christine Y. Yan Age 54 Director since 2014	Current Position: Experience: Public Company Directorships:
Retired.

Ms. Yan retired as Vice President of Integration, Stanley Black & Decker, Inc., a diversified global provider of power and hand tools, Engineered Fastening Systems for Automotive and other industries, and Electronic Security and Monitoring Systems. Ms. Yan served in this capacity from January 2018 until her retirement in November 2018.  Prior to this, she held a variety of positions with Stanley Black & Decker, including President of Asia, Stanley Black & Decker, Inc.; President of Storage and Workspace Systems; integration leader of Stanley Engineered Fastening Group; President of the Americas business of Stanley Engineered Fastening; and President of Stanley Engineered Fastening’s Global Automotive business.

ON Semiconductor;
Ansell Limited; and
Cabot Corporation

Specific Attributes and Skills for Ms. Yan:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Ms. Yan gained her business operations experience as the leader of various business units within Stanley Black & Decker, Inc.

Relevant Industry Experience
Ms. Yan has gained a significant understanding of the vehicular industry through her experience in various positions, including as President, with Stanley Engineered Fastening’s Global Automotive business.

Global Business Experience
Ms. Yan’s experience as President of Asia, Stanley Black & Decker, Inc. and President of Stanley Engineered Fastening’s Global Automotive business and as General Manager of China Operations for Emhart Teknologies (Black & Decker's Fastening and Assembly Systems Group) has provided Ms. Yan with significant insight into international business and, in particular, business in China.

Corporate Governance Expertise	In addition to her tenure as a director of Modine, Ms. Yan serves on the board of three other public companies.

Technological Expertise
Ms. Yan’s engineering background and past and current positions at Stanley Black & Decker, Inc. have provided her with significant exposure to and experience with technologically sophisticated business operations.

Strategic Planning and Execution Expertise	Ms. Yan has acquired substantial expertise in strategic planning as the leader of numerous significant business units within Stanley Black & Decker, Inc.

Directors Continuing in Service for Terms Expiring in 2022:

David G. Bills Age 59 Director since 2015	Current Position: Experience: Public Company Directorships:
Senior Advisor at Incentrum Group Merchant Banking.

Mr. Bills served as Senior Vice President – Corporate Strategy of DuPont, a science-based products and services company, from 2009 until his retirement in 2017.  Mr. Bills joined DuPont in 2001 as Vice-President – Corporate Planning, and during his time at DuPont he also served as Vice President and General Manager—Displays; President – Fluoroproducts; and Chief Marketing and Sales Officer.  Before joining DuPont, Mr. Bills was a partner with McKinsey & Company, Inc., a corporate advisory firm, where he worked with senior executives of Fortune 500 companies on corporate and business unit strategy, growth programs, business development, and marketing and sales strategies.

Lydall, Inc.

Specific Attributes and Skills for Mr. Bills:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Bills gained his business operations experience leading and managing business units during his tenure at DuPont.

Global Business Experience
Mr. Bills’ experience at DuPont included leading business units, managing marketing and sales activities, and leading corporate strategy and mergers and acquisitions (“M&A”) activity, all on a global basis.  In addition, his responsibilities at McKinsey & Company, Inc. included assisting its clients in developing global strategies, including in the areas of growth, business development, and marketing and sales.

Technological Expertise	Through his engineering background and his roles with DuPont, Mr. Bills has acquired significant experience in application-based technology.

Financial Markets Experience
Through his experience with DuPont and McKinsey & Company, Inc., Mr. Bills has gained expertise in growth and M&A financing opportunities in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise
Mr. Bills’ primary function in his roles at both DuPont and McKinsey & Company, Inc. has been strategic planning.  Mr. Bills brings a unique focus on strategy to the Board, as exhibited by the combination of his experience assisting numerous clients with their planning needs, leading multiple DuPont business units, and developing growth strategies at DuPont through both organic and M&A opportunities.  Mr. Bills led DuPont’s M&A team and all related activities from 2011 until his retirement.

Thomas A. Burke Age 63 Director since 2008	Current Position: Experience:
President and Chief Executive Officer of Modine since 2008.

Mr. Burke joined Modine in May 2005 as Executive Vice President and subsequently served as Executive Vice President and Chief Operating Officer (July 2006 – March 2008).  Prior to joining Modine, Mr. Burke worked for five years in various management positions with Visteon Corporation, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002).  Prior to working at Visteon Corporation, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

	Public Company Directorships:	USG Corporation (2013 – 2019)

Specific Attributes and Skills for Mr. Burke:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Burke serves as President and Chief Executive Officer of the Company.

Relevant Industry Experience
Mr. Burke has unique knowledge of the challenges, risks and opportunities facing a global supplier of thermal management products to global customers gained through his experience with the Company as well as at Visteon Corporation and Ford Motor Company.  Mr. Burke’s membership on the Board and leadership of the Company’s Executive Council help to ensure that the Board is linked to the Company’s management and operations.

Global Business Experience
Mr. Burke’s extensive operational and technical managerial experience at Ford Motor Company, Visteon Corporation and the Company provide him with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Financial Expertise
Mr. Burke has gained significant financial expertise through his role as President and Chief Executive Officer of the Company, and as a director and member of the Audit Committee of another public company.

Technological Expertise	Mr. Burke has a strong background in and knowledge of thermal management technology.

Corporate Governance Expertise	Mr. Burke has gained significant corporate governance experience in his role as President and Chief Executive Officer of the Company and previously as a director of another public company.

Strategic Planning and Execution Expertise	As President and Chief Executive Officer of the Company, Mr. Burke has played an integral role in the Company’s short- and long-term strategic planning processes.

Charles P. Cooley Age 64 Director since 2006	Current Position: Experience: Public Company Directorships:
Retired.

Mr. Cooley retired as Senior Vice President and Chief Financial Officer of The Lubrizol Corporation, a specialty chemical company (April 2009 – September 2011).  Mr. Cooley joined The Lubrizol Corporation as Vice President, Treasurer and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009).  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO), and Vice President, Finance, ARCO Products Company.

KeyCorp (2012 – 2020)

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Cooley served as Chief Financial Officer of The Lubrizol Corporation, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as Chief Financial Officer of The Lubrizol Corporation including extensive knowledge of complex accounting issues, capital management and internal controls.

Expertise	Discussion of Skills and Attributes

Corporate Governance Expertise
In his role as Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley gained significant experience implementing effective corporate governance practices.  In addition, Mr. Cooley served on the board of KeyCorp until 2020.

Financial Markets Experience	As Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley had significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Mr. Cooley has been heavily engaged in strategic planning activities throughout his career, particularly through his numerous roles with The Lubrizol Corporation.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to its Amended and Restated Articles of Incorporation, its Bylaws and the laws of the State of Wisconsin.  Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements.  The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the Board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Conduct

The Company’s Code of Conduct (the “Code”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Code, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns regarding such matters in confidence and, if desired, anonymously.  A copy of the Code, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com.  These materials are also available in print to any shareholder or other interested person upon request.  If we make any substantive amendment to the Code, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver of the Code is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the Board’s members be independent.  The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director.  At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE.  The Governance Committee assesses independence on a regular basis, and each director is responsible for bringing any changes in his or her status that may affect his or her independence to the attention of the Governance Committee.  In addition, on an annual basis the directors complete a questionnaire prepared by the Company that is designed to elicit information that the Board uses to assess director independence.  At least annually, the Board reviews the relationships that each director has with the Company.  Only those directors that the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that all of the current directors, other than Mr. Burke, are independent within the meaning of the listing standards of the NYSE.  The Board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards or any other business or other relationships with the Company that would preclude a determination of his or her independence.  Mr. Burke is not independent due to his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  Significant transactions with the Company’s officers, employees or directors, their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine may enter into purchase and sale transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the Board of Directors for such entities.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2021.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify certain information about his or her immediate family and any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family, or any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate.  In addition, the Company independently searches its records for potential transactions with known related parties.  Based upon such review, there were no related party transactions with respect to persons who were officers or directors during fiscal 2020.

Lead Director

Marsha C. Williams assumed the position of Lead Director in July 2013.  As Lead Director, Ms. Williams presides over meetings of the shareholders, the Board of Directors, and executive sessions of the Board of Directors, and carries out such other duties as directed by the Board of Directors and as listed in the Company’s Guidelines on Corporate Governance.  The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability that Ms. Williams possesses and from her business and corporate governance experience.  The Board does not intend to nominate a Chairman at this time.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company.  Management provides the Board with information on a regular basis to keep the members of the Board of Directors apprised of identified risks.  These risks, including financial, organizational, reputational and strategic risks, are reviewed and discussed with the Board as part of the business and operating review conducted at each of the Board’s regular meetings.  As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees.  The committees have oversight of risks that fall within their areas of responsibility.  The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks.  The Officer Nomination and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs.  Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Governance Committee considers prospective candidates for Board membership who are recommended by its members, as well as those recommended by management, shareholders and independent consultants hired by the Governance Committee.  The Governance Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Governance Committee sets its fees and scope of engagement.

Once the Governance Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Governance Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Governance Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees.  In assessing candidates, the Board considers the required areas of expertise set forth above in the Board Skills Matrix (business operations leadership; relevant industry experience; global business experience; financial expertise; technological expertise; corporate governance expertise; financial markets experience; and strategic planning, including mergers and acquisitions); additional attributes that are more specific to the Company’s strategic direction and business emphasis at any given point; and such additional factors as the individual’s education, contribution to the diversity of the Board, and other factors frequently encountered by a global business.

In choosing a candidate for Board membership, every effort is made to complement and supplement skills within the existing Board and to strengthen any identified areas.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee.  If an interview is warranted, one or more members of the Board of Directors, and others as appropriate, will interview prospective nominees.  After completing the evaluation and interview, the Governance Committee makes a recommendation to the Board regarding the nomination of a candidate, and the Board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.  Shareholders who desire to nominate a person or persons for election to the Board or to present business at the next annual meeting must comply with the notice requirements in the Company’s Bylaws, a copy of which is available from the Company’s Secretary.  For consideration at the 2021 Annual Meeting of Shareholders, nominations or the presentation of other business must be received by the Secretary no earlier than March 25, 2021 and no later than April 24, 2021.  Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Governance Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a Board member (including the Lead Director) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence.  The Secretary forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that she otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Audit Committee is responsible for, among other things, appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  The Audit Committee also oversees management’s implementation of systems of internal controls; monitors the preparation of quarterly and annual financial reports by management; determines whether the independent registered public accounting firm is independent; and reviews management’s programs to monitor and address matters associated with compliance with the Company’s Code of Conduct.  The functions of the Audit Committee are more fully described below in the Report of the Audit Committee in this proxy statement.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has also determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee), Mr. Anderson, and Mr. Ashleman qualify as audit committee financial experts within the meaning of the SEC rules.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and there are no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the ONC Committee is available on the Company’s website, www.modine.com.

The ONC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices.  The ONC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Governance Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the Board on certain officer candidates; makes recommendations to the Board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its independent compensation consultant relating to director compensation and presents those recommendations to the Board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company.  The ONC Committee has the authority to delegate the aforementioned responsibilities to subcommittees comprised of independent Board members.

Mr. Burke, as President and CEO, recommends to the ONC Committee any compensation changes affecting the Company’s officers, including the named executive officers (“NEOs”), other than himself.  Mr. Burke presents to the ONC Committee the performance and leadership behavior goals and expectations of each such officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year.  The ONC Committee reviews Mr. Burke’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company.  Mr. Burke has no role in setting his own compensation.

In fiscal 2020, the ONC Committee retained Farient Advisors LLC (“Farient”) as its independent executive compensation consultant.  Farient reports directly to the ONC Committee and provides no services to the Company.  The ONC Committee has determined that Farient is independent under the NYSE Listing Standards.  A representative of Farient attends meetings of the ONC Committee upon invitation by the Chair of the ONC Committee, either by phone or in person, and communicates with the Chair between meetings as necessary.  Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the Company’s self-selected peers (as discussed in the Compensation Discussion and Analysis, below) and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance.  The ONC Committee considered Farient’s analyses in making its decisions; however, the ONC Committee made all decisions regarding the compensation of Modine’s officers, including its NEOs (except for the CEO, whose compensation is set by the full Board).  Additionally, Farient regularly updated the ONC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Corporate Governance and Nominating Committee

The Governance Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Conduct; develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; supervises the Board’s annual self-evaluation; and works with the ONC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO.  The Governance Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the Governance Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.  The charter of the Technology Committee is available on the Company’s website, www.modine.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. None of the members of the Compensation Committee is or has been one of our officers or employees, or has had any relationship requiring disclosure under Item 404 of Regulation S-K.

Board Meetings and Committees

The Board of Directors held eight meetings during the fiscal year ended March 31, 2020 and had the following four standing committees: Audit; Officer Nomination and Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the Board selects the members of each of the committees.  All incumbent directors attended at least 75 percent of the aggregate of the Board meetings and meetings of committees on which he or she served during fiscal 2020.

The following table lists the members of each of the standing committees and the number of meetings held by each committee during fiscal 2020:

Name	Audit	ONC	Governance	Technology
David J. Anderson	X		X	X
Eric D. Ashleman	X		X
David G. Bills	X		X	X
Thomas A. Burke
Charles P. Cooley	Chair	X	X
Suresh V. Garimella		X	X	Chair
Larry O. Moore		X	X	X
Christopher W. Patterson	X	Chair	X
Marsha C. Williams			Chair
Christine Y. Yan	X		X	X
Total Number of Meetings	8	4	4	1

Attendance at the Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings.  All of the directors attended the 2019 Annual Meeting of Shareholders.  The Board of Directors conducts a regular meeting immediately after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 29, 2020 by persons known by the Company to beneficially own more than five percent of the outstanding shares:

Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Dimensional Fund Advisors LP (2)	4,259,505	8.38
Building One
6300 Bee Cave Road
Austin, Texas, 78746

Frontier Capital Management Co., LLC (3)	4,102,067	8.07
99 Summer Street
Boston, MA 02110

BlackRock, Inc. (4)	3,716,781	7.31
55 East 52nd St.
New York, NY 10055

The Vanguard Group (5)	3,264,487	6.42
100 Vanguard Blvd.
Malvern, PA 19355

(1)
The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided.  The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)
Based on Amendment No. 4 to Schedule 13G filed under the Exchange Act on February 12, 2020, Dimensional Fund Advisors LP (“DFA”) has the sole power to vote or direct the vote of 4,102,440 shares and the sole power to dispose or direct the disposition of 4,259,505 shares.  DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (the “Funds”).  In these roles, DFA or its subsidiaries (together, “Dimensional”) may possess voting and/or investment power over securities of the Company that are owned by the Funds, and it may be deemed to be the beneficial owner over such shares. Dimensional disclaims beneficial ownership of such securities.

(3)
Based on Amendment No. 6 to Schedule 13G filed under the Exchange Act on February 14, 2020, Frontier Capital Management Co., LLC has the sole power to vote or direct the vote of 1,638,601 shares and the sole power to dispose or direct the disposition of 4,102,067 shares.

(4)
Based on Amendment No. 7 to Schedule 13G filed under the Exchange Act on February 5, 2020, BlackRock, Inc. and certain subsidiaries of BlackRock, Inc. have the sole power to vote or direct the vote of 3,580,587 shares and the sole power to dispose or direct the disposition of 3,716,781 shares.

(5)
Based on Amendment No. 6 to Schedule 13G filed under the Exchange Act on February 12, 2020, The Vanguard Group (“Vanguard”) has the sole power to vote or direct the vote of 50,162 shares, shared power to vote or direct the vote of 13,300 shares, the sole power to dispose or direct the disposition of 3,209,161 shares, and shared power to dispose or direct the disposition of 55,326 shares.  Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard, are beneficial owners of 42,026 shares and 21,436 shares, respectively, as a result of serving as investment managers to their respective clients.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 29, 2020 by:

•	Each director, director-nominee and “named executive officer” (as described below under Compensation Discussion and Analysis); and

•	all directors and executive officers of the Company as a group.

Name	Direct Ownership	Options Exercisable within 60 days of May 29, 2020	Held in 401(k) Retirement Plan	Restricted Shares / Units (Not Vested)	Total (1)	Percent of Class

David J. Anderson	65,481	-	NA	-	65,481	*
Eric D. Ashleman	8,620	-	NA	-	8,620	*
David G. Bills	41,540	-	NA	-	41,540	*
Charles P. Cooley	79,941	-	NA	-	79,941	*
Suresh V. Garimella	48,755	-	NA	-	48,755	*
Larry O. Moore	49,381	-	NA	-	49,381	*
Christopher W. Patterson	71,481	-	NA	-	71,481	*
Marsha C. Williams	112,840	-	NA	-	112,840	*
Christine Y. Yan	47,271	-	NA	-	47,271	*
Thomas A. Burke	476,790	594,061	8,165	181,909	1,260,925	2.48
Michael B. Lucareli	132,293	109,405	971	52,532	295,201	*
Scott L. Bowser	131,207	70,171	4,765	39,498	245,641	*
Dennis P. Appel	10,081	7,802	-	-	17,883	*
Scott D. Wollenberg	48,953	29,887	915	24,759	104,514	*
Sylvia A. Stein	1,301	7,703	-	16,816	25,820	*
Joel T. Casterton	6,735	10,475	1,345	16,657	35,212	*

All directors and executive officers as a group (19 persons)	1,429,554	918,815	17,955	384,784	2,751,108	5.40

*	Represents less than one percent of the class.

(1)
Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of May 29, 2020, and restricted stock units.  Such information is not necessarily to be construed as an admission of beneficial ownership.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the Board.  Non-employee directors, including the Lead Director of the Board, are entitled to receive the following: an annual retainer of $85,000, payable quarterly; an additional annual retainer of $12,500 for acting as Chair of the ONC Committee, an additional annual retainer of $10,000 for acting as Chair of the Governance Committee, an additional annual retainer of $7,500 for acting as Chair of the Technology Committee, and an additional annual retainer of $15,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings; and travel-accident and director and officer liability insurance.  During fiscal 2021, as a result of the COVID-19 pandemic, and the corresponding impact on the Company’s financial performance, the non-employee directors’ cash retainers were reduced by 20%, with such reduction to continue until the Board determines that the reduction is no longer appropriate.

The 2017 Incentive Compensation Plan (the “2017 Incentive Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.  Under the 2017 Incentive Plan, the maximum number of stock awards that can be granted to a non-employee director per year is 50,000. The Board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the 2017 Incentive Plan.  It is the current practice of the Board of Directors to evaluate compensation and make grants of unrestricted stock awards to each non-employee director on an annual basis.  For the 2020 fiscal year, non-employee directors, including the Lead Director of the Board, were entitled to receive stock awards with a value of approximately $125,000.  The Lead Director was also entitled to additional equity compensation with a value of approximately $100,000.  Consistent with this, the Company granted each non-employee director of the Company (other than the Lead Director) 8,620 unrestricted shares of stock (or restricted stock units, if a director so elected) in July 2019.  The Company granted Ms. Williams, the Lead Director, 15,516 shares of stock at the same time.  As Lead Director, Ms. Williams, among other duties, generally attends all meetings of the Board’s committees but does not receive any attendance fee for those meetings.

Directors have the option of deferring either or both of their cash fees and/or equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy.  For cash compensation, the directors may elect to defer up to 100% of their annual retainer and fees into the Modine Manufacturing Company Directors Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in permitted mutual funds.  The directors’ deferred compensation accounts are unsecured obligations of the Company.  Distributions commence following termination of service as a director. Mr. Cooley deferred a portion of his cash fees ($75,000) into the Modine Manufacturing Company Directors Deferred Compensation Plan in fiscal 2020.

For fiscal 2020, the directors were entitled to defer their equity compensation by electing in advance to receive an award of restricted stock units rather than a grant of unrestricted shares of the Company’s common stock.  These grants of restricted stock units are immediately vested but are not distributed until a director’s termination of service or a fixed date, based upon a director’s election at the time of deferral.  Mr. Bills, Mr. Cooley, Mr. Patterson, and Ms. Yan all elected to receive a grant of restricted stock units in lieu of a grant of unrestricted shares of the Company’s common stock for their July 2019 equity awards.

2020 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2020:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value ($)(4)	Total ($)

David J. Anderson	85,000	124,990	NA	209,990
Eric D. Ashleman	85,000	124,990	NA	209,990
David G. Bills	85,000	124,990	NA	209,990
Charles P. Cooley	100,000	124,990	NA	224,990
Suresh V. Garimella	92,500	124,990	NA	217,490
Larry O. Moore	85,000	124,990	NA	209,990
Christopher W. Patterson	96,875	124,990	NA	221,865
Marsha C. Williams	95,000	224,982	176	320,158
Christine Y. Yan	85,000	124,990	NA	209,990

(1)	These amounts include amounts deferred at the director’s election into the Modine Manufacturing Company Directors Deferred Compensation Plan.

(2)
In July 2019, all of the independent directors at that time, other than Ms. Williams, were granted 8,620 shares of unrestricted stock or restricted stock units.  As explained above, the Company granted 15,516 shares of unrestricted stock to Ms. Williams at the same time.  None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2020.

(3)
Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718.  The assumptions used to determine the value of the awards are discussed in Note 4 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2020.

(4)
Represents the change in pension value between the end of fiscal 2019 and the end of fiscal 2020 under the Modine Manufacturing Company Director Emeritus Retirement Plan.  The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan.  The Company used discount rates of 3.4 percent and 4.0 percent, respectively, to calculate the present value of the pension benefit obligation at March 31, 2020 and March 31, 2019.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director’s Board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable to such director under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  Ms. Williams accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

Share Ownership Guidelines - Directors

Since 2008, the Board has maintained share ownership guidelines for incumbent members of the Board of Directors.  The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, including any deferred by a director in accordance with the Company’s Non-Employee Director Compensation Policy, count toward the guideline figures.  The current guidelines generally provide that five years after joining the Board, directors are expected to hold shares of Company stock with a value of at least five times the value of the director’s current annual cash retainer.  All directors are currently in compliance with these guidelines.  The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2020, the ONC Committee assessed each element of compensation – base salary, and short-and long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking.  The ONC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results in the interests of shareholders.  The ONC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s Principal Executive Officer, Principal Financial Officer, and other certain highly compensated executive officers, as described in the 2020 Summary Compensation Table on page 32.  In the discussion below, we refer to this group of executives as the NEOs. This group includes the executive officers for whom specific compensation disclosure is required under the rules of the SEC.  This group includes the following current and former executive officers:

•	Thomas A. Burke, President and Chief Executive Officer;

•	Michael B. Lucareli, Vice President, Finance and Chief Financial Officer;

•	Scott L. Bowser, Vice President, Commercial and Industrial Solutions and Chief Operating Officer;

•	Dennis P. Appel, Former Vice President, Commercial and Industrial Solutions;

•	Scott D. Wollenberg, Former Vice President and Chief Technology Officer;

•	Sylvia A. Stein, Vice President, General Counsel and Corporate Secretary; and

•	Joel T. Casterton, Vice President, Vehicular Thermal Solutions.

Mr. Appel ceased employment with the Company effective September 26, 2019.  Mr. Bowser, Vice President, Chief Operating Officer, assumed responsibility for management of the Commercial and Industrial Solutions business segment in addition to his responsibilities as Chief Operating Officer, effective September 26, 2019. On July 26, 2019, Mr. Wollenberg transitioned from his position as Vice President and Chief Technology Officer to Vice President, Program Management Office, which is not an executive officer position.

The compensation for these individuals is listed in the tables on pages 32 through 39 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do, and how that fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The ONC Committee seeks to pay our NEOs fairly and to align executive compensation with the Company’s performance.  The ONC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward recipients for the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executives for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2020 Financial Performance and Strategic Highlights

The ONC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2020.  In fiscal 2020, among other things:

•
The Company leveraged the Office of Strategic Planning and Development to complete a comprehensive evaluation of its Vehicular Thermal Solutions (“VTS”) business segment.  In connection with this evaluation and effective April 1, 2020, the Company began managing its global automotive business separately from the other businesses within the VTS segment as it targets the sale or eventual exit of the automotive business;

•
The Company instituted a series of cost-saving actions in response to a mid-year downturn in its end markets, and took further actions in response to the COVID-19 pandemic, including enhancing employee safety through additional cleaning and social distancing, delaying capital expenditures, and implementing employee salary reductions, furloughs and shortened work weeks;

•
The Company amended and extended the maturity of its senior secured credit facilities and issued a $100 million private placement note, the proceeds of which were used in part to prepay a note maturing in fiscal 2021;

•
The Company achieved operating income of $37.9 million and adjusted operating income of $97.3 million under challenging economic conditions. The Company reported a loss per share of $0.04 and adjusted earnings per share of $1.05;

•
The Company issued its inaugural sustainability report, which discusses Modine’s approach to managing environmental, social and governance issues and how the Company combines its commitment to constant improvement and innovation, while driving shareholder value, to develop non-financial metrics to ensure that Modine conducts its business the right way;

•
The Company recorded the lowest global Recordable Incident Rate (“RIR”) in Modine’s history, with a year-over-year reduction in RIR of 12 percent driven by Modine’s behavior-based safety program, which seeks to correct at-risk behaviors and positively reinforces safe behaviors; and

•	The Company continued to leverage the accountable mentoring principles of the Modine Operating System to measurably increase the improvement capability of Modine employees around the world.

For a reconciliation of adjusted operating income and adjusted earnings per share, which are non-GAAP financial measures, to the most directly comparable GAAP financial measures, please see the financial tables included in Exhibit 99.1 to the Current Report on Form 8-K furnished to the SEC by Modine on May 28, 2020.

Fiscal 2020 Compensation Highlights

The ONC Committee’s actions in fiscal 2020 included the following:

•
Set CEO and CFO compensation at or near the median of Modine’s peer group of companies and the median of a broad survey of manufacturing companies, weighted equally, and compensation for the other NEOs at or near the median of a broad survey of manufacturing companies in order to meet its objective of offering competitive compensation.

•
Approved Free Cash Flow Margin (“FCF%”) and Adjusted Operating Income Growth as the equally-weighted performance metrics in the Management Incentive Plan (“MIP”) (the short-term cash bonus plan) for fiscal 2020.  These performance goals drive alignment of management and shareholders’ interests both as a measure of capital efficiency and in achieving our earnings growth targets.

•
Approved Average Cash Flow Return on Invested Capital (“CFROIC”) and Average Annual Revenue Growth as the performance metrics for the Long-Term Incentive Plan (the “LTIP”) for fiscal 2020 to incentivize meeting and exceeding the Company’s operating performance goals over the three-year performance cycle.  The two metrics are designed to focus management on key metrics and provide a compelling equity-based incentive plan with carefully selected standards, mitigating risk by avoiding short-term gains at the expense of the long-term health of the Company.  The long-term pay orientation of the Company’s compensation system (compensation mix and time horizon of the LTIP) appropriately reflects the capital intensive nature, the investment time horizon and customer planning time horizon (i.e., long-term orders and partnering for end-product production) of the business.

•	Reviewed the composition of the Company’s Peer Group used for CEO and CFO compensation and company performance comparisons.

•	Conducted a risk assessment of the Company’s compensation practices and found no evidence of unreasonable risk taking in the Company’s compensation plans and arrangements.

•	Reviewed the Company’s succession plan for each executive officer and other key employees of the Company.

•	Established compensation for the Board of Directors, utilizing analysis provided by Farient.

•	Reviewed the Company’s guidelines regarding stock ownership requirements for Company officers and members of the Board of Directors and confirmed compliance therewith.

•	Reviewed regulatory, shareholder and market changes, including governance best practices as applicable to the Company.

•	Reviewed status of equity spend under the 2017 Incentive Plan and Amended and Restated 2008 Incentive Compensation Plan (collectively, the “Incentive Plans”).

•	Reviewed CEO pay-for-performance alignment, utilizing analysis provided by Farient.

Shareholder Advisory Vote on Executive Compensation

A nonbinding advisory vote on the compensation of the Company’s NEOs received the affirmative vote of over 94% of the shares represented at the 2019 Annual Meeting of Shareholders, demonstrating very strong support for the Company’s executive compensation program. Nonetheless, the Company and ONC Committee are mindful of the results of the shareholder advisory vote and take the vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program and disclosure.  For example, the Company has continued its ongoing efforts to be fully transparent about the link between pay and performance in its Pay for Performance discussion immediately below.  In addition, during one-on-one conversations, sponsored road shows and other regular communications with shareholders, the Company routinely discusses its performance in the context of underlying incentive compensation metrics and emphasizes management’s active use of those same metrics in the Company’s daily operations.

Pay for Performance

The ONC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company. To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The ONC Committee further supports this objective with a strong pay-for-performance philosophy.

The key elements of the Company’s executive compensation program that support the pay-for-performance philosophy include:

•
A median compensation positioning strategy that targets total pay as well as each element of compensation at the median of the market, and allows actual compensation to vary from the median based on higher or lower performance, i.e., above median for above-market performance and below median for below-market performance;

•	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;

•	Use of measures of performance for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;

•	A significant weighting on equity-based long-term incentives, particularly performance stock; and

•	Share ownership guidelines (described on page 30), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

As has been the case in previous years, in fiscal 2020, the ONC Committee requested that Farient, the ONC Committee’s independent compensation consultant, assess the relationship between our executive compensation and performance over time, with particular focus on the CEO.

To conduct this analysis, Farient used its alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (“PAC”TM) is: (1) reasonable for the Company’s revenue size, peer group and total shareholder return (“TSR”) performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that shareholders generally rely upon when conducting a long-term pay-for-performance evaluation. PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred. Farient compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the industry groups that are most relevant to Modine, namely Capital Goods and Automobiles and Components. The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below. This range reflects reasonable compensation outcomes, as determined by the companies in the relevant industries, for the performance achieved. All PAC values on the chart, current and historical, for both the Company as well as for the companies in the relevant industry groups, are adjusted to reflect the Company’s current size of approximately $2.0 billion in revenue.

Farient’s analysis of the Company’s pay for performance indicates that the CEO’s compensation historically has been and continues to be strongly aligned with the Company’s performance and shareholder interests in that it is both reasonable and closely correlated to Company performance over time. Farient reached this conclusion, with which the ONC Committee agreed, because the data points for the Company’s CEOs have historically been below the upper boundary, which indicates reasonable compensation, and because the PAC generally moves up as performance rises, and generally moves down as performance falls. Specifically, for the three-year period from 2018 through 2020, the CEO’s PAC was closely aligned with performance, reflecting: (1) an annual incentive payout of 22% of Target due to the Company’s performance versus its predetermined objectives for the fiscal 2020 MIP; and (2) an award payout at 126% of Target for the fiscal 2018-2020 performance stock awards cycle, due to the Company’s performance versus its predetermined objectives under the fiscal 2018-2020 LTIP.

CEO in 3-year period ended 2012 has been excluded as an outlier Single CEO in 3-year periods ending: 2011-2020 Top/Middle/Bottom quartile relative TSR performance ranking

Market Benchmarking of Executive Pay

The ONC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies and the median of a broad survey of manufacturing companies, weighted equally, for the CEO and CFO and at the median of a broad survey of manufacturing companies for the other NEOs.  The ONC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market.  Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

During fiscal 2020, the ONC Committee reviewed the composition of the Company’s peer group.  As a group, the peers have characteristics and markets similar to those of the Company.  These characteristics and markets are as follows:

•
U.S. headquartered companies traded on major U.S. exchanges involved in these industries: industrial machinery; construction machinery and heavy trucks; agriculture and farm machinery; auto parts and equipment; electrical components and equipment; and building products (HVAC-related);

•
Companies with revenue between $700 million and $4.5 billion (approximately 0.3 to 2.0 times Modine’s budgeted revenue of $2.2 billion at the time of the peer group review), with proxy pay data size adjusted to approximate pay for a company of $2.0 billion as estimated at the time of the executive pay benchmarking; and

•	Technology-intensive companies with a strong focus on OEM suppliers, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., HVAC&R) arena.

Based on its review, and in anticipation of the future disposition of Modine’s Automotive business segment, the ONC Committee changed the composition of the peer group for fiscal 2020 by removing Gentex Corporation, Tower International, Inc. and Gentherm, Incorporated, each due to the scope of their automotive industry focus.  The ONC Committee also added to the Company’s peer group Harsco Corporation, Standex International Corporation, Stoneridge, Inc. and Welbilt, Inc., each of which are diversified industrial companies with some focus on thermal management.

The following is the Company’s current peer group:

Allison Transmission Holdings, Inc.	Hubbell Incorporated	Stoneridge, Inc.
Briggs & Stratton Corporation Commercial Vehicle Group, Inc.	Lennox International Inc. Meritor, Inc.	Titan International, Inc. WABCO Holdings Inc.
Donaldson Company, Inc. Enerpac Tool Group Corp.[a] EnerSys Inc.	Mueller Industries, Inc. Regal-Beloit Corporation SPX Corporation	Welbilt, Inc. Westinghouse Air Brake Technologies Corporation
Harsco Corporation	Standex International Corporation	Woodward Inc.
[a] This company is formerly known as Actuant Corporation, which has been included in our prior peer groups.

The ONC Committee uses the publicly available peer group data to assist in the evaluation of the:

•	Compensation levels of the Company’s CEO and CFO;
•	Company’s compensation practices; and
•	Company’s relative performance and relative pay for performance for specified periods of time.

Use of Compensation Survey Data

The ONC Committee used the 2019 Mercer U.S. Executive Benchmark Database (the “Database”), which compiles data of manufacturing companies with revenues between approximately $1.0 billion and $2.5 billion to evaluate competitive pay levels of certain corporate officers and other key employees in addition to those of the CEO and CFO, and with revenues between $500 million and $1.0 billion to evaluate competitive pay levels of certain officers and other key employees who are heads of business units.  Survey pay data was size adjusted to approximate pay for an approximately $2.0 billion revenue company at the time of benchmarking for corporate officers and key corporate employees, and to approximate pay for business units with revenue similar to those of Modine’s business units for officers and key employees who are heads of business units.  Mercer did not identify, and the ONC Committee was not aware of, the identities of the companies whose information is reflected in the Database.  The ONC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact.  The ONC Committee does not use the survey data in a formulaic manner.  If the compensation of a particular NEO is substantially greater or less than the median in the survey for the same position, the ONC Committee takes the survey information into account when setting base salary, cash incentive targets and long-term incentive target value, but also exercises its discretion, taking into consideration the individual’s performance, tenure, experience and changes in job responsibilities.

The overall resulting pay positioning for the corporate officers and other key employees as a group is slightly below the median of the market data as defined above.

Description of Executive Compensation Program

The ONC Committee sets the compensation philosophy at Modine in a manner intended to promote the Company’s achievement of its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  In addition, the ONC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward the recipients for achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward executives for the Company’s superior long-term performance.

The ONC Committee’s actions are guided by the following principles:

•	Compensation is a primary factor in attracting and retaining employees, and the Company can only achieve its goals if it attracts and retains qualified and highly skilled people;

•
All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (equity-based), are set to levels that the ONC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected, and shareholder value must be preserved and enhanced over time;

•
Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock awards;

•
Operating units of the Company are interdependent, and the Company, as a whole, benefits from cooperation and close collaboration among individual units, so it is important in the Company’s incentive plans to reward overall corporate results and focus on priorities that impact the total Company; and

•
The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers, so that in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the ONC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation generally based upon the same factors as the other NEOs.  However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the compensation of other NEOs.  Mr. Burke’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility for the strategic direction and financial and operational results of the Company.  Given his key role in policy- and decision-making, the ONC Committee believes that the CEO’s compensation should be weighted more heavily toward equity awards so his compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2020

The following is a summary of the elements of the Company’s executive compensation program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2020
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Attract and retain key personnel; reward for individual performance	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility

Management Incentive Plan		Motivate and reward for achieving objectives	Annual	FCF% (50%) Adjusted Operating Income Growth (50%)

Long-Term Incentive Plan (% of total Long-Term Incentive Plan Value) Performance Stock Awards (40%)	Compares to 50th percentile, but use of judgment to determine actual pay	Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year performance period with payout upon results certification	Three-year average CFROIC (50%) Three-year average Annual Revenue Growth (50%)

Retention Restricted Stock Unit Awards (40%)		Reward employees for their continued commitment to the Company	4-year ratable vesting starting on 1st anniversary of grant	Retention

Stock Options (20%)		Focus executives on driving long-term performance	4-year ratable vesting starting on 1st anniversary of grant (10 year term)	Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  Individual performance, based upon achievement of annual performance objectives and demonstration of leadership behaviors as reflected in each employee’s performance development plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the ONC Committee and, for the NEOs other than the CEO, the CEO.  The determination of base salary affects every other element of executive compensation because all of the other components, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are based on the amount of the individual’s base salary.  The ONC Committee annually reviews base salaries of the NEOs to ensure that the compensation levels are aligned with the ONC Committee’s principles, based on individual responsibility, performance and job scope.

The ONC Committee increased each NEO’s base salary in fiscal 2020, except for Mr. Burke’s.  The percentage increase for each NEO’s base salary that was increased was based upon both subjective and objective criteria, including the individual performance of each NEO, the length of tenure in their current positions, and their respective compensation relative to the market midpoint for their functions.

The table below illustrates the base salary for each NEO in fiscal 2020.  Increases for all NEOs salaries that were increased became effective in July 2019.

Name	Prior Salary	Fiscal 2020 Approved Base Salary	Percent Increase

Mr. Burke	$975,000	$975,000	0.0%
Mr. Lucareli	$453,000	$470,000	3.8%
Mr. Bowser	$450,000	$464,000	3.1%
Mr. Appel	$398,000	$410,000	3.0%
Mr. Wollenberg	$356,000	$367,000	3.1%
Ms. Stein	$350,000	$363,000	3.7%
Mr. Casterton	$328,000	$341,000	4.0%

CEO Base Salary

The Governance Committee, working with the ONC Committee, evaluates the individual performance of the Company’s CEO by evaluating Mr. Burke’s achievement of his performance development plan goals.  Following discussion with the CEO, the ONC Committee recommends the CEO’s base salary to the Board of Directors based upon this evaluation.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders.  All NEOs participate in the MIP.  The ONC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return.  The ONC Committee believes the MIP metrics should be challenging but achievable and well-defined so they are understood by the MIP participants and, accordingly, actively drive results.

The ONC Committee approved the use of two independent and equally-weighted performance goals for the fiscal 2020 MIP.  As in fiscal 2019, the MIP continued to use the Adjusted Operating Income Growth and the FCF% metrics for the fiscal 2020 MIP.  For purposes of the MIP, FCF% is equal to net cash provided by operating activities, less expenditures for property, plant and equipment, plus or minus Permitted Adjustments, divided by net sales as reported externally for the Company’s financial statements.  A description of the FCF% calculation and Permitted Adjustments under the MIP is provided below.  Adjusted Operating Income Growth is the percentage change in Adjusted Operating Income from fiscal 2019 to fiscal 2020.  A description of the Adjusted Operating Income Growth calculation is provided below.  Under the 2017 Incentive Plan, the ONC Committee has negative discretion to reduce the amounts otherwise payable under the MIP, but may not increase such amount.

The ONC Committee chose to use the FCF% metric because it aligns management incentives with shareholder interests; is a measure of capital efficiency, including capital spending and working capital management.  The ONC Committee chose to use the Adjusted Operating Income Growth metric to incentivize increased earnings and shareholder return.  The ONC Committee considered the Company’s business plan as well as 15 years of historical performance results for vehicle and capital goods manufacturing peers and Modine when setting the FCF% and Adjusted Operating Income Growth goals. As a result, for the fiscal 2020 MIP, the ONC Committee set the FCF% Threshold, Target and Maximum goals at 1.5%, 4.5% and 7.5%, respectively.  With respect to Adjusted Operating Income Growth, the ONC Committee maintained the Threshold, Target and Maximum goals at 2%, 6% and 12%, respectively.  The ONC Committee maintained payout percentages for each goal at the same levels as for the fiscal 2019 MIP.

 The specific levels for the MIP metrics for fiscal 2020 were as follows:

	Weight	Threshold	Target	Maximum	Actual
FCF%	50%	1.5%	4.5%	≥7.5%	2.6%
Adjusted Operating Income Growth	50%	2%	6%	≥12%	-26%
Payout as a % of Target	N/A	10%	100%	200%	22%

Assuming Threshold achievement for each metric, each of the NEOs would receive 10 percent of the Target amount.  Assuming Maximum level achievement for each metric, each of the NEOs would receive 200 percent of the Target amount.  The Company pays amounts between the Threshold and Target and/or between Target and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

Assuming achievement of the Target level for each metric, the NEOs would receive the following percentages of base salary:

MIP Target Payout for NEOs (Percentage of Base Salary)
Mr. Burke	100%
Mr. Lucareli	70%
Mr. Bowser	70%
Mr. Appel	50%
Mr. Wollenberg	50%
Ms. Stein	50%
Mr. Casterton	50%

For purposes of calculating FCF% under the MIP, net cash provided by operating activities, less expenditures for property, plant and equipment may be further adjusted by Permitted Adjustments.  These Permitted Adjustments include restructuring-related expenses, acquisition- and divestiture-related costs and adjustments and certain other gains or charges.  The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods is another Permitted Adjustment.  Adjusted Operating Income equals operating income plus or minus certain Permitted Adjustments, which includes the same Permitted Adjustments applicable to the calculation of FCF%. The Committee has negative discretion to disregard any Permitted Adjustments if disregarding any of them would result in a reduction in payment.  Adjusted Operating Income Growth is equal to the Adjusted Operating Income for fiscal 2020 minus the Adjusted Operating Income for fiscal 2019, divided by the Adjusted Operating Income for fiscal 2019.

For purposes of the MIP metrics, the Company’s FCF% for fiscal year 2020 was 2.6 percent, and Adjusted Operating Income Growth was -26.0 percent.  As a result, the Committee made a preliminary approval of a payment for the MIP participants at 44 percent of Target for the FCF% metric, with no payout related to the Adjusted Operating Income Growth metric.  Both metrics were weighted equally, for a total combined approved MIP payment at 22 percent of Target.  However, due to the performance of the Company resulting from the impact of COVID-19 and the Company’s desire to preserve cash, among other factors, at the end of fiscal year 2020 and continuing in fiscal year 2021, the Committee decided to defer its final determination of the timing and amount of the fiscal 2020 MIP payment, until the October 2020 Board meeting.  As a result, no amounts related to the fiscal year 2020 MIP are included in the calculations of executive compensation in this Proxy Statement.  In addition, Mr. Appel will not receive any amount ultimately approved as a MIP payment for fiscal year 2020 as a result of his cessation of employment with the Company effective September 26, 2019.

Equity Incentives – Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is intended to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  Long-term compensation is equity-based so that the interests of the Company’s executive officers are directly aligned with the interests of shareholders.  The equity portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2020

The performance period for Performance Stock under the long-term incentive compensation plan initiated in June 2017 was completed as of March 31, 2020.  The amount of the potential award varied based upon the achievement of Threshold, Target or Maximum performance levels.  The Company used two measures to determine payouts— three-year average Return on Average Capital Employed (“ROACE”) and three-year Average Annual Revenue Growth.  The Company’s three-year average ROACE was set to be equal to Net Operating Profit After Taxes (“NOPAT”) divided by average capital employed (averaged for fiscal 2018 – fiscal 2020).  NOPAT equals Adjusted Operating Income multiplied by 70 percent (assuming a 30 percent income tax rate), and further adjusted to exclude earnings attributable to non-controlling interests.  Adjusted Operating Income is calculated as set forth under the fiscal 2020 MIP, above.  Average capital employed equals total debt plus shareholders’ equity (excluding shareholder equity attributable to minority shareholders) averaged over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end).  The Average Annual Revenue Growth metric was the simple three-year average of the Company’s annual change in revenue over the performance period, as reported for the Company’s audited financial statements.  Each metric for performance stock awards is calculated independently of the other metrics, and was each weighted at 50 percent of the total award.  The Threshold performance goal was the minimum performance goal that must have been achieved by the Company for the NEOs to earn shares of common stock.

The performance goals for the LTIP metrics for performance stock awards for the period ending in fiscal 2020 were as follows:

	Weight	Threshold	Target	Maximum	Actual
ROACE	50%	5%	9%	≥14%	8.2%
Annual Revenue Growth	50%	3%	8%	≥13%	11.5%

For the performance period ended in fiscal 2020, the Company’s three-year average ROACE was 8.2 percent, which resulted in a payout equal to 82 percent of Target for the ROACE metric.  The Company’s three-year average Annual Revenue Growth was 11.5 percent, and resulted in a payout equal to 170 percent of Target for the average Annual Revenue Growth metric.  Overall, both metrics were weighted equally, and the payout under the LTIP for the Performance Stock was 126 percent of the Target for the total award.  As a result of his cessation of employment with the Company effective September 26, 2019, Mr. Appel forfeited the right to receive Performance Stock under the Long-Term Incentive Plan for the performance period ending in fiscal 2020.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2020

As it did in fiscal 2019, in fiscal 2020 the ONC Committee approved equity grants as a percentage of base salary and included the use of performance stock awards as part of the Company’s long-term incentive compensation plan.  For fiscal 2020, the Company’s long-term incentive plan included:

Performance Stock Awards (40 percent of long-term incentive dollars at Target).  Shares of performance stock are earned by achieving corporate financial goals over a three-year period (ending March 31, 2022) and become vested after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals in each of the CFROIC and Average Annual Revenue Growth metrics, as described below.  Once earned, the performance stock awards are not subject to any restriction.  Determinations of the achievement of performance goals for the performance stock awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target).  The ONC Committee believes that stock options focus executives on driving long-term performance.  Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases.  The stock options granted in fiscal 2020 vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.  The stock options expire ten years from the date of grant.

Retention Restricted Stock Unit Awards (40 percent of long-term incentive dollars at Target).  Retention restricted stock unit awards reward employees for their continued commitment to the Company.  The Company grants the employees restricted stock units which vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.

In fiscal 2020, the ONC Committee utilized two metrics for the award of performance stock awards – CFROIC and Average Annual Revenue Growth over the three-year performance period.  Each metric for performance stock awards is weighted at 50 percent and is calculated independently of the other metric.  These two metrics are intended to reward long-term growth and the creation of shareholder value through the profitable deployment of additional capital and free cash flow generation, and to emphasize the importance of revenue growth for the Company.  The Threshold performance goal is the minimum performance goal that must be achieved by the Company for the NEO to earn shares of common stock.

For purposes of the LTIP, CFROIC means Cash Flow Conversion divided by average capital employed.  The calculation of CFROIC is based on a three-year average CFROIC for fiscal 2020 through fiscal 2022 with average capital employed determined over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end).  Average Annual Revenue Growth is the simple three-year average of the Company’s annual change in revenue over the performance period, as reported for the Company’s audited financial statements.  A description of the Cash Flow Conversion and average capital employed calculations under the LTIP is provided below.

For the fiscal 2020 through fiscal 2022 LTIP, the ONC Committee considered the Company’s business plan as well as more than 15 years of historical performance results for peers and other manufacturing companies and the Company when setting the CFROIC and Average Annual Revenue Growth goals.  As a result, for the fiscal 2020 through fiscal 2022 LTIP, the ONC Committee set the CFROIC Threshold, Target and Maximum goals at 7%, 10.5%, and 14%, respectively, with payout levels of 10%, 100%, and 200%, respectively.  For the Average Annual Revenue Growth goal, the ONC Committee made no adjustments to the Threshold, Target or Maximum levels, or the payout percentages, compared to the fiscal 2019 through fiscal 2021 LTIP.  The goals at the Threshold, Target, and Maximum levels are intended to incentivize participants to achieve the Threshold level and strive for greater performance beyond the Threshold level.

The specific three-year performance goals for the LTIP metrics for performance stock awards granted in fiscal 2020 are as follows:

	Threshold	Target	Maximum
CFROIC	7%	10.5%	≥14%
Average Annual Revenue Growth	3%	8%	≥13%

The specific levels of performance stock award metrics are set forth below:

Performance	CFROIC (50%)	Annual Revenue Growth (50%)
Threshold	10% of Target Awards	10% of Target Awards
Target	100% of Target Awards	100% of Target Awards
Maximum	200% of Target Awards	200% of Target Awards

If actual CFROIC or Average Annual Revenue Growth for the performance period is between Threshold and Target and/or between Target and Maximum, the number of shares of common stock earned will be determined on a linear basis.  In the event that the Company’s actual CFROIC or Average Annual Revenue Growth does not meet the Threshold for the performance period, no common stock will be earned under this performance stock award metric.  In the event that the Company’s actual CFROIC or Average Annual Revenue Growth exceeds the Maximum for the performance period, only the Maximum percentage of the Target number of shares of common stock will be earned.  Notwithstanding the foregoing, the ONC Committee retains the discretion to decrease the number of shares of common stock earned under the LTIP.

The Company uses CFROIC (a measure indicative of the cash flow return and efficiency of invested capital) to evaluate its financial performance, so the ONC Committee used the CFROIC metric to incentivize management to continue to improve the Company’s financial performance.  Similarly, because Average Annual Revenue Growth is a key measure of growth that is easy to understand and communicate, the ONC Committee used the Average Annual Revenue Growth metric to incentivize management to create additional shareholder value through the continued growth of the Company.  For both metrics, the ONC Committee set the Threshold level at what it believed to be an acceptable return and set the Maximum level at what it believed to be exceptional performance with each corresponding to an appropriate competitive pay-out level.  Achievement and payout for each measure is calculated and paid out independently of the other measure.

For purposes of calculating CFROIC under the LTIP, Cash Flow Conversion equals “net cash provided by operating activities,” less “expenditures for property, plant and equipment” (as both are reported externally for our consolidated statement of cash flows), plus or minus Permitted Adjustments plus cash interest expense paid on outstanding debt. Similar to the MIP, these Permitted Adjustments include impairment charges, restructuring-related expenses, acquisition-related costs and adjustments and certain other gains or charges.  The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods is another Permitted Adjustment.  The Committee has negative discretion to disregard any Permitted Adjustments if disregarding any of them would result in a reduction in payment.

Long-Term Incentive Compensation

As mentioned above, the ONC Committee and, for Mr. Burke, the Board, approves the equity grants for each NEO under the long-term incentive plan as a percentage of base salary.  Assuming achievement of the Target level for each metric under the performance stock awards, the NEOs would receive the following percentages of base salary in equity grants under the long-term incentive plan approved in fiscal 2020:

LTIP Target Payout for NEOs (Percentage of Base Salary)
Mr. Burke	290%
Mr. Lucareli	175%
Mr. Bowser	175%
Mr. Appel	100%
Mr. Wollenberg	100%
Ms. Stein	100%
Mr. Casterton	100%

Mr. Burke’s percentage was increased by the Board to more closely align with market trends, while Mr. Bowser’s percentage was increased both to reflect his increased duties as Vice President, Commercial and Industrial Solutions and to more closely align with market trends.  The percentages for the remaining NEOs were unchanged from those for fiscal 2019.  The table below sets forth the number of shares subject to stock options and the number of restricted stock units issued to each NEO in fiscal 2020 as well as the number of performance stock awards that would be earned upon achievement of each of the long-term incentive plan metrics on March 31, 2022:

			Performance Stock Awards
	Shares Subject to Stock Options (#)	Shares of Restricted Stock Units (#)	Threshold	Target	Maximum
Mr. Burke	101,541	85,294	8,529	85,294	170,588
Mr. Lucareli	29,537	24,811	2,481	24,811	49,622
Mr. Bowser	29,160	24,495	2,450	24,495	48,990
Mr. Appel (1)	14,724	12,368	1,237	12,368	24,736
Mr. Wollenberg	13,180	11,071	1,107	11,071	22,142
Ms. Stein	13,036	10,950	1,095	10,950	21,900
Mr. Casterton	12,246	10,287	1,029	10,287	20,574

(1)	Upon his departure from the Company effective September 26, 2019, Mr. Appel forfeited all unvested stock options, restricted stock units and performance stock awards.

Executive Compensation in Fiscal 2021

During fiscal 2021, as a result of the COVID-19 pandemic and the corresponding impact on the Company’s financial performance, Mr. Burke’s base salary was reduced by 20% and each other NEO’s base salary was reduced by 10%, with such reductions to continue until such time as the ONC Committee determines that the reductions are no longer appropriate.

Consistent with the Committee’s desire to maintain “timeless” metrics, for the fiscal 2021 MIP, the ONC Committee approved two metrics, FCF% and Adjusted EBITDA Growth, as the performance measures under the plan. The Adjusted EBITDA Growth metric replaced Adjusted Operating Income Growth from the fiscal 2020 MIP, and is the simple arithmetic percentage change in Adjusted EBITDA for fiscal 2021 less Adjusted EBITDA for fiscal 2020, with that amount divided by Adjusted EBITDA for fiscal 2020.  Adjusted EBITDA represents Operating Income plus Depreciation Expense and Amortization Expense, each as reported for the Company’s audited financial statements, plus or minus Permitted Adjustments.  The FCF% metric remains unchanged from fiscal 2020 and will be determined in a similar manner as in fiscal 2020.  Each metric is independent of the other, the metrics are equally weighted, and each metric will be adjusted to account for certain approved items.

For fiscal 2021, the ONC Committee approved the Company’s LTIP for fiscal 2021 through fiscal 2023 to include: retention restricted stock unit awards (40 percent of long-term incentive dollars at Target); stock options (20 percent of long-term incentive dollars at Target); and performance stock awards (40 percent of long-term incentive dollars at Target).  The vesting schedules for retention restricted stock unit awards and stock options are the same, namely 25 percent each year over a period of four years, beginning on the first anniversary of the grant.  Performance stock awards have a three-year performance period, which is the same duration as in prior years, and the ONC Committee approved two performance metrics – three-year Average CFROIC and three-year Average Annual Revenue Growth, consistent with the Committee’s desire to maintain “timeless” metrics.  The Average CFROIC and Average Annual Revenue Growth metrics remain unchanged from fiscal 2020 and will be determined in a similar manner as in fiscal 2020.  Each metric is independent of the other and the metrics are weighted equally at 50 percent each.

Employment and Post-Employment Benefits

General Benefit

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each NEO.

The Company does not generally provide perquisites to any of the NEOs.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including the Modine Manufacturing Company 401(k) Retirement Plan (formerly known as the Modine 401(k) Plan for Salaried Employees), which is an employee and employer funded “Safe Harbor” plan.  In recent years, the Company has contributed to participant 401(k) accounts (including NEO participants) a Safe Harbor Matching Contribution equal to 100 percent of the first 3 percent of compensation that an employee contributes to the Plan as an Elective Deferral for the Plan Year, plus 50 percent of the next 3 percent of compensation that an employee contributes as an Elective Deferral for the Plan Year. For eligible NEOs and eligible senior managers whose eligible compensation exceeds the IRS annual compensation limit, the Company has applied this matching formula to the applicable over-the-limit compensation and this amount is contributed to the Modine Deferred Compensation Plan.  The Company did not make any additional contributions to the Modine Manufacturing Company 401(k) Retirement Plan for fiscal 2020.

While the Modine Manufacturing Company 401(k) Retirement Plan “Safe Harbor” contribution is available to the Company’s eligible employees in the U.S., each individual participant’s 401(k) plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the 401(k) plan.  Additionally, each eligible NEO’s and senior manager’s Deferred Compensation Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the employee’s annual eligible compensation, the investment choices of the participant (the same investment choices are available to all eligible NEOs and senior managers in the plan) and the number of years the employee has participated in the Deferred Compensation Plan.

For fiscal 2020, the Company made matching contributions to an NEO’s account under the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable, equal to the sum of 100 percent of the first 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable, and 50 percent of the next 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable.

In light of the economic uncertainty caused by the ongoing COVID-19 pandemic and the Company’s related expense reduction initiatives, effective as of July 15, 2020, the Company has determined to cease matching employee contributions to participant 401(k) accounts and Deferred Compensation Plan accounts until further notice.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2020 below.  Mr. Lucareli, Mr. Bowser and Mr. Wollenberg participate in the Company’s defined benefit pension plan.  Mr. Burke, Mr. Appel, Ms. Stein and Mr. Casterton joined the Company after the defined benefit pension plan was closed to new participants.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of the Company, including the NEOs, may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 10 percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.  As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a nonqualified pension plan.  The SERP, like the defined benefit pension plan, is frozen and intended to be an extension of the Company’s qualified pension plan.  Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining nonqualified benefits payable to an employee.

Severance Plan

The Company has a severance plan that was last updated by the ONC Committee in fiscal 2012 (the “Severance Plan”) for members of the Executive Council as recommended to the Committee by the Company’s CEO, to ensure consistent treatment of individuals in such positions in the event of an involuntary termination of employment without cause.  The policy provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination, and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  In order to receive these benefits, participants are required to release the Company from any and all liability.  Additionally, the Severance Plan provides certain benefits in the event of an NEO’s termination of employment in connection with a change in control of the Company.  See Potential Post-Employment Payments below for additional information about benefits under the Severance Plan.  All NEOs other than Mr. Burke (who has a separate employment agreement) and Mr. Wollenberg (who has an employment retention agreement) are covered (or, in the case of Mr. Appel, was covered) under the Severance Plan.

Share Ownership Guidelines - Officers

The Company has maintained share ownership guidelines for directors and officers of the Company, including the NEOs, since 2008.  The Board continues to believe that directors and officers should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The current guidelines provide that, on the fifth anniversary of appointment to the position, the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary.  In addition, the guidelines now do not distinguish between NEOs and other executive officers and provide that all executive officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least two times their current annual base salary.  The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years.  The ONC Committee reviews the guidelines and compliance therewith on at least an annual basis.  The chair of the Governance Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline after the initial five-year period and, in such an event, may make an exception to the guidelines for such individual.  Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.  Each of the NEOs who has been an officer of the Company for at least five years is currently in compliance with the stock ownership guidelines.

Related Policies Applicable to Executive Officers

Under the Company’s Insider Trading Policy, all directors and executive officers, including the NEOs, are prohibited from holding shares of Company stock in a margin account or otherwise pledging shares of Company stock in any way, and all directors and employees, including their designees, of the Company are prohibited from engaging in hedging or monetizing transactions involving Company stock.   The ONC Committee has also implemented an incentive compensation recoupment (or “clawback”) policy.  Effective beginning with awards granted in fiscal 2013, the clawback policy requires forfeiture or repayment of any awards granted under the Incentive Plan (i.e., the MIP (cash bonus) or any long-term equity awards) if the ONC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.

Employment Agreements

The Company has an employment agreement with Mr. Burke, which was not amended during fiscal 2020.  In addition, the Company has an employment retention agreement with Mr. Wollenberg that was entered into during fiscal 2020 that provides a retention incentive for Mr. Wollenberg to continue his employment with the Company and governs post-employment compensation and benefit arrangements.  The Company also has change in control agreements with Mr. Lucareli and Mr. Bowser and certain other key employees.  The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company.  See Potential Post-Employment Payments below for additional information about benefits in the event of a change in control under the employment agreement, employment retention agreement, and the change in control agreements.

Tax Implications for NEOs

The ONC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”).  For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The ONC Committee has generally structured the elements of the Company’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs.  Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer.  When the Company entered into the employment agreement with Mr. Burke and the change in control agreements with Mr. Lucareli and Mr. Bowser, all of which were entered into prior to 2009, the ONC Committee structured the change in control payment under the employment and change in control agreements with the NEOs to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives.  The portion of the Severance Plan applicable in a change in control, which is applicable to those joining the Company’s senior management on or after the date of adoption of the policy, does not provide excise tax gross ups in the event of a change in control.

Tax Implications of IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid in any tax year to a company’s CEO, CFO, and its three most highly compensated NEOs (other than the CEO and CFO) regardless of whether they were in service as of the end of any such tax year (each a “covered employee”). Additionally, for any NEO whose compensation was or is subject to this limitation in any tax year beginning in or after 2017, that executive officer’s compensation will remain subject to this annual deductibility limitation for any future tax year in which he or she receives compensation from Modine, regardless of whether he or she remains a NEO.

Accordingly, Modine is only able to deduct up to $1,000,000 per year of the compensation payable to any of our NEOs who is a “covered employee” as determined under Section 162(m), unless certain transition relief pursuant to tax reform legislation signed into law on December 22, 2017, would apply to the applicable compensation.

COMPENSATION COMMITTEE REPORT

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2020.

THE OFFICER NOMINATION AND COMPENSATION COMMITTEE

Christopher W. Patterson, Chair
Charles P. Cooley
Suresh V. Garimella
Larry O. Moore

FISCAL 2020 NEO COMPENSATION

2020 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s NEOs, which include (i) the Principal Executive Officer, (ii) the Principal Financial Officer, (iii) the three most highly compensated executive officers, serving as officers as of the end of fiscal 2020, (iv) Mr. Wollenberg, who was an executive officer of the Company for a portion of fiscal 2020 (until July 26, 2019), and (v) Mr. Appel who was an executive officer of the Company prior to his cessation of employment in September 2019.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas A. Burke	2020	975,000	-	2,261,997	564,568	-	NA	47,286	3,848,850
President and CEO
	2019	965,000	-	2,144,993	531,759	936,050	NA	46,105	4,623,907

	2018	924,000	-	1,870,000	466,609	1,339,800	NA	65,429	4,665,838

Michael B. Lucareli	2020	465,750	-	657,988	164,226	-	46,846	22,922	1,357,731
VP, Finance and
CFO	2019	448,500	-	634,197	157,223	304,532	0	22,006	1,566,458

	2018	430,000	-	521,998	130,247	436,450	11,890	23,876	1,554,461

Scott L. Bowser	2020	460,500	-	649,607	162,130	-	55,517	22,606	1,350,360
VP, CIS and COO
	2019	406,292	-	316,794	78,537	218,978	0	19,894	1,040,495

	2018	376,400	-	307,188	76,650	272,890	15,380	10,998	1,059,506

Dennis P. Appel	2020	200,423	-	327,999	81,865	-	NA	190,087	800,375
Former VP, CIS
	2019	395,000	-	318,405	78,936	191,575	NA	17,569	1,001,485

	2018	383,250	100,313 (7)	308,810	77,052	277,856	NA	21,412	1,068,380

Scott D. Wollenberg	2020	364,250	-	293,603	73,281	-	38,879	17,634	787,647
Former VP, CTO
	2019	353,250	-	284,789	70,602	171,326	0	16,903	896,870

Sylvia A. Stein	2020	359,750	-	290,394	72,480	-	NA	18,322	740,946
VP, GC and Corp. Sec.

Joel T. Casterton	2020	337,750	-	272,811	68,088	-	NA	16,791	695,440
VP, VTS

(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock unit awards and performance stock awards.  For fiscal 2020, the Maximum grant date fair value for the performance stock awards are as follows for the NEOs – Mr. Burke $2,261,997; Mr. Lucareli $657,988; Mr. Bowser $649,607; Mr. Appel $327,999; Mr. Wollenberg $293,603; Ms. Stein $290,394; and Mr. Casterton $272,811.  See Grants of Plan-Based Awards for Fiscal 2020, Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation and the Outstanding Equity Awards at Fiscal Year End table for further discussion regarding the retention restricted stock unit awards and the performance stock awards.  The assumptions used to determine the fair value of the awards are discussed in Note 4 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2020.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options.  The assumptions used to determine the value of the options are discussed in Note 4 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2020.  The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(4)
The amounts in the “Non-Equity Incentive Plan Compensation” column include payments under the MIP.  For fiscal 2020, though the Committee made a preliminary approval of payments under the MIP, the final amounts (including potentially reduced amounts) will not be determined until October 2020.  As a result, no payments are disclosed here for fiscal 2020.

(5)
Represents the change in pension value between the end of fiscal 2019 and the end of fiscal 2020 for the NEOs who participate in the Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan.  For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 3.4 percent as of March 31, 2020 and 4.0 percent as of March 31, 2019.

(6)	The amounts set forth in this column for fiscal 2020 include:

•
Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 100 percent of the amount contributed to the plan by the employee for up to 3 percent of annual income, and 50 percent of the amount contributed to the plan by the employee for up to an additional 3 percent of annual income, subject to the maximum contribution limit to the plan ($19,000 in calendar year 2019 and $19,500 in calendar year 2020);

•
Company contributions to the Deferred Compensation Plan equal to the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan, because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);

•	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”);

•	Company payment of life insurance premiums (“Life Insurance Premiums”);

•	Severance payments; and

•	Perquisites and other personal benefits.

Name	401(k) Company Match ($)	Company Excess Match / Contribution Overflow to Deferred Compensation Plan ($)	Long-Term Disability & Life Insurance Premiums ($)	Severance ($)	Perquisites ($)	Total ($)

Thomas A. Burke	12,600	31,275	3,411	-	-	47,286

Michael B. Lucareli	12,796	8,153	1,974	-	-	22,922

Scott L. Bowser	12,750	7,897	1,959			22,606

Dennis P. Appel	8,091	1,241	894	173,462	6,400	190,087

Scott D. Wollenberg	12,289	3,658	1,687	-	-	17,634

Sylvia A. Stein	13,216	3,431	1,675	-	-	18,322

Joel T. Casterton	12,755	2,427	1,610	-	-	16,791

(7)	Incentive payment made in accordance with original offer of employment.

Grants of Plan-Based Awards for Fiscal 2020

In fiscal 2020, the Company granted stock options, retention restricted stock units, performance stock and cash awards as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Stock options granted in fiscal 2020 vest in four annual installments commencing one year after the date of grant.  The stock options expire ten years from the date of grant.  Retention restricted stock units granted in fiscal 2020 vest in four annual installments commencing one year after the date of grant.  Further details regarding the performance stock and cash awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of awards made in the fiscal year ended March 31, 2020 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts of Performance-based Awards Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Under-lying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Thomas A.	NA	97,500	975,000	1,950,000							NA
Burke	5/29/19				8,529	85,294	170,588				1,130,998
	5/29/19							85,294			1,130,998
	5/29/19								101,541	13.26	564,568

Michael B.	NA	32,603	326,025	652,050							NA
Lucareli	5/29/19				2,481	24,811	49,622				328,994
	5/29/19							24,811			328,994
	5/29/19								29,537	13.26	164,226

Scott L.	NA	32,235	322,350	644,700							NA
Bowser	5/29/19				2,450	24,495	48,990				324,804
	5/29/19							24,495			324,804
	5/29/19								29,160	13.26	162,130

Dennis P.	NA	20,350	203,500	407,000
Appel (3)	5/29/19				1,237	12,368	24,736				164,000
	5/29/19							12,368			164,000
	5/29/19								14,724	13.26	81,865

Scott D.	NA	18,213	182,125	364,250							NA
Wollenberg	5/29/19				1,107	11,071	22,142				146,801
	5/29/19							11,071			146,801
	5/29/19								13,180	13.26	73,281

Sylvia A.	NA	17,988	179,875	359,750							NA
Stein	5/29/19				1,095	10,950	21,900				145,197
	5/29/19							10,950			145,197
	5/29/19								13,036	13.26	72,480

Joel T.	NA	16,888	168,875	337,750							NA
Casterton	5/29/19				1,029	10,287	20,574				136,406
	5/29/19							10,287			136,406
	5/29/19								12,246	13.26	68,088

(1)	Cash incentive plan awards are the MIP awards. No payments have been made under the fiscal 2020 MIP yet, and final determination of any payments will not be made until October 2020.

(2)	Stock options, retention restricted stock units and performance stock awards are made under the Incentive Plans.

(3)	Mr. Appel’s departure on September 26, 2019 resulted in his forfeiture of all awards granted to him in 2020.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)

Thomas A.	39,586	-	9.26	6/11/20	181,909	591,204	262,820	854,165
Burke	112,016	-	7.43	7/1/20
	27,622	-	14.93	7/21/21
	69,565	-	5.75	6/5/22
	47,690	-	10.40	6/3/23
	37,832	-	14.94	6/2/24
	55,538	-	11.39	6/2/25
	72,636	24,212	10.00	5/31/26
	31,958	31,961	15.90	6/1/27
	17,021	51,066	17.90	5/30/28
	-	101,541	13.26	5/29/29

Michael B.	3,594	-	9.26	6/11/20	52,532	170,729	75,356	244,907
Lucareli	4,820	-	14.93	7/21/21
	3,783	-	5.75	6/5/22
	13,379	-	10.40	6/3/23
	10,651	-	14.94	6/2/24
	15,285	-	11.39	6/2/25
	20,298	6,767	10.00	5/31/26
	8,920	8,922	15.90	6/1/27
	5,032	15,099	17.90	5/30/28
	-	29,537	13.26	5/29/29

Scott L.	7,094	-	9.26	6/11/20	39,498	128,369	52,664	171,158
Bowser	4,907	-	14.93	7/21/21
	7,785	-	10.40	6/3/23
	6,092	-	14.94	6/2/24
	8,726	-	11.39	6/2/25
	11,529	3,845	10.00	5/31/26
	5,250	5,250	15.90	6/1/27
	2,514	7,542	17.90	5/30/28
	-	29,160	13.26	5/29/29

Dennis P.	5,276	-	15.90	9/26/20	-	-	-	-
Appel	2,526	-	17.90	9/26/20

Scott D.	5,588	-	14.94	6/2/24	24,759	80,467	36,384	118,248
Wollenberg	2,062	-	11.39	6/2/25
	3,674	3,674	10.00	5/31/26
	4,716	4,718	15.90	6/1/27
	2,260	6,780	17.90	5/30/28
	-	13,180	13.26	5/29/29

Sylvia A.	2,222	6,666	17.90	5/30/28	16,816	54,652	18,771	61,006
Stein	-	13,036	13.26	5/29/29

Joel T.	9	-	14.93	7/21/21	16,657	54,135	19,798	64,344
Casterton	204	-	14.94	6/2/24
	632	-	11.39	6/2/25
	1,046	523	10.00	5/31/26
	676	679	15.90	6/1/27
	1,993	5,981	17.90	5/30/28
	-	12,246	13.26	5/29/29

(1)	The options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)
All of these shares are retention restricted stock awards or retention restricted stock unit awards (collectively, “Retention Restricted Awards”).  All Retention Restricted Awards vest in four equal annual installments commencing one year after the date of grant.  The market value of the awards was determined by multiplying the number of unvested shares and restricted stock units by $3.25, the closing price of the Company’s common stock on the NYSE on March 31, 2020 (the last trading day of fiscal 2020).  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of retention restricted stock unit awards.  The description of retention restricted stock unit awards generally applies to retention restricted stock awards, except that the recipient is granted restricted stock under such an award rather than restricted stock units.

The restricted stock and restricted stock units vest as follows:

	Shares vesting for
	Thomas Burke (#)	Michael Lucareli (#)	Scott Bowser (#)	Dennis Appel (#)	Scott Wollenberg (#)	Sylvia Stein (#)	Joel Casterton (#)

May 29, 2020	21,323	6,202	6,123	-	2,767	2,737	2,571
May 30, 2020	14,979	4,428	2,212	-	1,988	1,955	1,754
May 31, 2020	22,275	6,225	3,536	-	3,380	-	482
June 1, 2020	14,701	4,103	2,415	-	2,169	-	311
May 29, 2021	21,323	6,202	6,123	-	2,767	2,737	2,571
May 30, 2021	14,979	4,428	2,212	-	1,988	1,955	1,754
June 1, 2021	14,702	4,106	2,415	-	2,172	-	314
May 29, 2022	21,323	6,202	6,123	-	2,767	2,737	2,571
May 30, 2022	14,979	4,431	2,213	-	1,991	1,956	1,755
May 29, 2023	21,325	6,205	6,126	-	2,770	2,739	2,574

(3)
The performance stock awards are reflected at the Target level for the fiscal 2020 and fiscal 2019 awards and at the Maximum level for the 2018 award.  The actual payout of performance stock awards granted in fiscal 2018 was 126% percent of Target.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards.  The market value of the performance stock awards was determined by multiplying the number of unvested shares by $3.25, the closing price of the Company’s common stock on the NYSE on March 31, 2020 (the last trading day of fiscal 2020).  Mr. Appel’s departure on September 26, 2019 resulted in his forfeiture of all outstanding performance stock awards.

Option Exercises and Stock Vested for Fiscal 2020

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas A. Burke			14,979	198,921	(1)
			147,906	1,900,592	(2)
			14,701	188,908	(3)
			18,329	235,528	(4)

Michael B. Lucareli			4,428	58,804	(1)
			41,334	531,142	(2)
			4,103	52,724	(3)
			5,044	64,815	(4)

Scott L. Bowser			2,212	29,375	(1)
			23,479	301,705	(2)
			2,415	31,033	(3)
			2,882	37,034	(4)

Dennis P. Appel			2,223	29,521	(1)
			2,427	31,187	(3)

Scott D. Wollenberg			1,988	26,401	(1)
			22,443	288,393	(2)
			2,169	27,872	(3)
			2,724	35,003	(4)

Sylvia A. Stein			1,955	25,962	(1)

Joel T. Casterton			1,754	23,293	(1)
			3,195	41,056	(2)
			311	3,996	(3)
			417	5,358	(4)

(1)	Shares vested on May 30, 2019 at $13.28 per share, the closing price on such date.
(2)	Shares vested on May 31, 2019 at $12.85 per share, the closing price on such date.
(3)	Shares vested on June 1, 2019 at $12.85 per share, the closing price on May 31, 2019.
(4)	Shares vested on June 2, 2019 at $12.85 per share, the closing price on May 31, 2019.

Pension Benefits Table for Fiscal 2020

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	208,470	-
	SERP	NA	NA	NA
	Total		208,470	-

Scott L. Bowser	Salaried Pension Plan	8.3	272,890	-
	SERP	NA	NA	NA
	Total		272,890	-

Dennis P. Appel	NA	NA	NA	NA

Scott D. Wollenberg	Salaried Pension Plan	13.9	173,603	-
	SERP	NA	NA	NA
	Total		173,603	-

Sylvia A. Stein	NA	NA	NA	NA

Joel T. Casterton	NA	NA	NA	NA

(1)
The Company used the following assumptions to determine the present value of accumulated benefit as set forth in the table above: discount rate of 3.39%; Mortality: use of Pri-2012 (70% Blue Collar/30% White Collar Blend) table projected generationally using scale MP-2019 converging to an ultimate improvement factor of 0.75% over 10 years for age and 15  year for cohort (post - retirement decrement only); service up to March 31, 2006 and pay up to December 31, 2007 (the plans froze service accumulation on March 31, 2006 and pay changes on December 31, 2007); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80% of employees elect lump sums from the qualified plan and 20% elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 1.73% for years 0-5, 2.72% for years 5-20 and 3.35% for years 20+ and the specified 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen.  Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007).  The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine.  The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan.  Mr. Burke, Ms. Stein and Mr. Casterton do not (and in the case of Mr. Appel, did not) participate in the Salaried Pension Plan because they joined the Company after December 31, 2003.

Retirement benefits are based upon an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered).  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan.  A minimum of five years of service was required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment.  The pension benefit is not subject to offset against Social Security benefits.  Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for deferred or other early retirement benefits depending on their age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.  Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code.  To the extent that an individual employee’s retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2020

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Thomas A. Burke	39,000	31,275	48,924	-	1,165,252

Michael B. Lucareli	23,288	8,153	(37,025)	-	288,945

Scott L. Bowser	-	7,897	(14,040)	-	69,265

Dennis P. Appel	10,100	1,241	330	8,192	43,057

Scott D. Wollenberg	9,881	3,658	(6,032)	-	51,740

Sylvia A. Stein	7,195	3,431	(2,014)	-	10,494

Joel T. Casterton	33,775	2,427	(13,584)	-	55,198

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)
Amounts are reported in the Summary Compensation Table.  Company matching contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are made to the Deferred Compensation Plan.

(3)
All executive contributions and contributions by the Company for fiscal 2020 have been reported in the Summary Compensation Table for the current year (i.e., fiscal 2020).  In addition to the current year, executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years.  In total, $732,804 in contributions have been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years.  The remainder of the aggregate balance for Mr. Burke in the above column reflects earnings (and losses) on those contributions.  In addition to the current year, since Mr. Lucareli became an NEO in fiscal 2011, the Company has reported $92,053 in contributions in the Summary Compensation Table for him prior to fiscal 2020.  The remainder of the aggregate balance for Mr. Lucareli in the above column reflects contributions prior to fiscal 2011 and earnings (and losses) on all contributions.  In addition to the current year, since Mr. Bowser became a participant in the Deferred Compensation plan in fiscal 2012, the Company has reported $43,044 in contributions in the Summary Compensation Table for him prior to fiscal 2020.  The remainder of the aggregate balance for Mr. Bowser in the above column reflects the earnings (and losses) on all contributions. In addition to the current year, since Mr. Appel became an NEO in fiscal 2018 and became a participant in the Deferred Compensation plan in such year, the Company has reported $38,370 in contributions in the Summary Compensation Table for him prior to fiscal 2020.  The remainder of Mr. Appel’s aggregate balance in the above column reflects the earnings (and losses) on all contributions.  Mr. Wollenberg became an NEO in fiscal 2019, and the Company reported $3,388 in contributions in the Summary Compensation Table for him prior to fiscal 2020.  The remainder of the aggregate balance for Mr. Wollenberg in the above column reflects contributions prior to fiscal 2019 and earnings (and losses) on all contributions.  Ms. Stein and Mr. Casterton both became an NEO in fiscal 2020.  Beyond the contributions reported in the Summary Compensation Table for Ms. Stein and Mr. Casterton for the current year, the remainder of their aggregate balances in the above column reflects contributions prior to fiscal 2020 and/or earnings (and losses) on all contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan.  All of the NEOs currently employed by Modine are eligible to participate in the Deferred Compensation Plan.  The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan.  For the 2019 calendar year, an employee could generally contribute no more than $19,000 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return.  Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits.  All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2020.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by the Company and are generally the same as the alternatives available under the 401(k) Retirement Plan, but may be changed from time to time.  The NEOs are permitted to change their investment elections at any time on a prospective basis.  The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2020.

Name of Fund	Return for 12 Months Ended March 31, 2020
Baird Aggregate Bond Inst	7.55%
DFA US Large Cap Equity Institutional	-9.43%
DFA US Small Cap I	-27.15%
Fidelity 500 Index Fund	-6.99%
Fidelity Diversified International	-5.95%
Fidelity Mid Cap Index Fund	-18.29%
Fidelity Small Cap Index Fund	-23.87%
Fidelity Total Intl Index Fund	-16.38%
Fidelity US Bond Index Fund	9.23%
Hartford MidCap R6	-16.18%
T. Rowe Price Retirement Balanced I	-3.55%
T. Rowe Price Retirement I 2005 I	-3.13%
T. Rowe Price Retirement I 2010 I	-3.72%
T. Rowe Price Retirement I 2015 I	-4.58%
T. Rowe Price Retirement I 2020 I	-5.85%
T. Rowe Price Retirement I 2025 I	-7.14%
T. Rowe Price Retirement I 2030 I	-8.34%
T. Rowe Price Retirement I 2035 I	-9.35%
T. Rowe Price Retirement I 2040 I	-10.21%
T. Rowe Price Retirement I 2045 I	-10.90%
T. Rowe Price Retirement I 2050 I	-10.89%
T. Rowe Price Retirement I 2055 I	-10.90%
T. Rowe Price Retirement I 2060 I	-10.88%
Vanguard Short-Term Bond Index Admiral	5.47%
Wells Fargo Govt MMkt I	1.80%

POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Burke and Mr. Wollenberg are the only NEOs who have an agreement with the Company governing the terms of their employment. Pursuant to the employment agreement that was entered into with Mr. Burke in 2007 and amended in 2008, Mr. Burke agreed to serve as an executive officer of the Company and devote his full time to the performance of his duties.  Mr. Burke’s employment agreement automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received.  The Company is permitted to terminate the executive’s employment agreement for “Good Cause” and the executive is permitted to terminate the employment agreement for “Good Reason,” as those terms are defined in the agreement and described below.  The Company will continue to perform its obligations under such agreement.  In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive.  In the event of the disability of Mr. Burke during the term of his employment agreement, he would receive base salary and bonus continuation at a level of 100 percent for the first 12 months and 60 percent for up to an additional 24 months, but in no event beyond the remainder of the term.  He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.

Pursuant to the employment retention agreement that was entered into with Mr. Wollenberg in fiscal 2020, Mr. Wollenberg agreed to continue his employment with the Company as lead of the Project Dakota Program Management Office (the “Project”) until the date that is one hundred eighty (180) days after the closing of the sale of the business or assets of the Project (the “Project Completion Date”).  Under the agreement, the Company is permitted to terminate Mr. Wollenberg’s employment prior to the Project Completion Date “for cause” (as defined under such agreement) at any time or without cause upon at least one hundred eighty (180) days’ notice.  Mr. Wollenberg is permitted to voluntarily terminate prior to the Project Completion Date following at least sixty (60) days’ notice to the Company.  Further, Mr. Wollenberg’s employment retention agreement and employment will end upon the Project Completion Date, unless Mr. Wollenberg is offered and accepts a subsequent position with the Company.  In the event Mr. Wollenberg does accept an offered position beginning after the Project Completion Date, Mr. Wollenberg will receive fifty-two (52) weeks of salary, payable in a lump sum, as a retention benefit.

The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Good Cause, and involuntary termination (including termination without Good Cause or for Good Reason).

Voluntary Termination.  An NEO may terminate his/her employment with the Company at any time.  In general, upon the individual’s voluntary termination:

•	we would not pay severance;
•	the executive would forfeit all unvested stock options, Retention Restricted Awards and performance stock awards;
•	all benefits and perquisites would cease; and
•
the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2020 on page 38) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2020 on page 39).

Retirement and Early Retirement.  No NEOs were eligible for retirement on March 31, 2020.  In general, upon the executive’s full or early retirement:

•	we would not pay severance;
•	the ONC Committee may, in whole or in part, waive any or all remaining restrictions on unvested stock options and Retention Restricted Awards (for NEOs other than Mr. Wollenberg);
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death.  In general, upon the death of an NEO:

•	the executive’s estate would receive his/her base salary through the month in which the executive dies, plus any unused vacation pay (except for Mr. Wollenberg);
•	all unvested stock options and Retention Restricted Awards would vest (except for Mr. Wollenberg);
•	all benefits and perquisites would cease;
•
a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period (except for Mr. Wollenberg); and

•
the NEO’s estate, if he or she was a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability.  If a total and permanent disability causes the termination of Mr. Burke’s employment, then:

•
he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for the first 12 months and 60 percent for up to an additional 24 months, but in no event beyond the remainder of the term of his employment agreement (Mr. Burke may also receive disability benefits under the Company’s group long-term disability plan, except that such benefits would offset the previously described amounts);

•	all unvested stock options and Retention Restricted Awards would vest;
•
a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and

•	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of employment of an NEO, other than Mr. Burke, then for such NEO:

•	we would not pay severance;
•	all unvested stock options and Retention Restricted Awards would vest (except for Mr. Wollenberg);
•
a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period (except for Mr. Wollenberg);

•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Good Cause or For Cause.  The Company may terminate Mr. Burke’s employment for Good Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Burke under his employment agreement.  The Company may terminate Mr. Wollenberg’s employment for cause under the terms of his employment retention agreement and, thereby, terminate any obligation to Mr. Wollenberg under his employment retention agreement.  A termination for “Good Cause” or “for cause” generally means a termination for theft, dishonesty, fraud, violation of certain provisions of the employment agreement or employment retention agreement, or a serious violation of law.  The other NEOs without an employment agreement may be terminated by the Company for cause at any time, and are not entitled to receive any severance payments or benefits upon such termination.  On the NEO’s termination date, generally, all unvested stock options, Retention Restricted Awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease.  The NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Good Cause, without Cause, or for Good Reason.  If the Company terminates Mr. Burke’s employment and the termination is not for Good Cause or if Mr. Burke terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of the affected executive: a material diminution in the executive’s base salary; a material decrease in the executive’s authority, duties or responsibilities or those of the supervisor to whom the executive reports; a material diminution in the budget over which the executive has authority; a material change in the geographic location at which the executive must perform services; or any other action or inaction that constitutes a material breach of the terms of the executive’s employment agreement), the Company is obligated to:

•
pay to Mr. Burke an amount equal to three times his “Average Annual Earnings” (“Average Annual Earnings” means the average base salary and actual cash incentive or bonus he earned in the five taxable years preceding the year of termination) over the remainder of the employment agreement term; and

•
continue, for a period of 36 months from the date of termination, to allow the executive to participate in certain employee health, welfare and retirement benefits, including plans designed to provide the executive with benefits that he would have received under qualified plans but for the statutory limitations on qualified benefits.  In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would Mr. Burke receive the benefits described above if (i) he discloses confidential information of the Company in violation of his employment agreement and such disclosure results in a demonstrably material injury to the Company, or (ii) he engages in Competition with the Company, as that term is defined in his employment agreement.

If the Company terminates the employment of Mr. Wollenberg without cause prior to the Project Completion Date or if Mr. Wollenberg’s employment ends with the Company upon the Project Completion Date, the Company is obligated to:

•	pay to Mr. Wollenberg an amount equal to fifty-two (52) weeks of Mr. Wollenberg’s salary, payable in a lump sum;
•	provided Mr. Wollenberg elects COBRA continuation coverage, partially subsidize group health plan coverage for a period of up to 12 months from the date of termination;
•
pay a prorated MIP payout with respect to fiscal 2020 based on financial projections as of Mr. Wollenberg’s termination date and prorated based on Mr. Wollenberg’s complete months of service in fiscal 2020, which is payable in a lump sum;

•	pay the cost for twelve (12) months of outplacement services;
•	fully vest all of Mr. Wollenberg’s restricted stock and restricted stock units granted in fiscal 2017, fiscal 2018 and fiscal 2019 upon Mr. Wollenberg’s termination of employment; and
•
fully vest all performance shares earned in accordance with the fiscal 2018-fiscal 2020 performance cycle at the earned payout percentage, and vest all performance shares earned in accordance with the fiscal 2019-fiscal 2021 at the earned payout percentage, but prorated for full months of active service provided by Mr. Wollenberg to Modine during this performance cycle.

In no event would Mr. Wollenberg receive the benefits described above unless he executes and does not revoke a release of claims against any and all liability in favor of the Company.

The Company is generally required to provide Mr. Wollenberg one hundred eighty (180) days’ notice prior to the date his employment is terminated by the Company without cause; provided, however, Mr. Wollenberg’s employment may be ended sooner than the expiration of such notice period.  In such event, the Company will be obligated to pay Mr. Wollenberg any salary that would have become due during the notice period.  This amount is in addition to any severance benefits.

If the Company involuntarily terminates the employment of Mr. Lucareli, Mr. Bowser, Ms. Stein, or Mr. Casterton without cause, these NEOs would receive benefits under the Severance Plan for members of the Executive Council.  Under the Severance Plan, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of one year following termination and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the Severance Plan.  Mr. Appel was eligible for these benefits under the Severance Plan while employed with the Company.

POTENTIAL CHANGE IN CONTROL PAYMENTS AND BENEFITS

Generally, awards granted under the Incentive Plans accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement.  A Change in Control, as generally defined in the Incentive Plans, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.  Pursuant to the award agreements for performance stock awards granted in fiscal 2018, 2019, and 2020, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the Target level and the proration is based on the period worked during the performance period.

Mr. Burke’s employment agreement contains separate Change in Control provisions. The definition of Change in Control generally has the same meaning as in the Incentive Plan described above.  If at any time during the 24 months after a Change in Control occurs Mr. Burke’s employment were terminated without “Good Cause”, or if Mr. Burke were to terminate the agreement for any reason during the same time period, the Company is obligated to:

•
pay to Mr. Burke an amount equal to three times the greater of (i) the sum of his base salary and Target bonus for the current fiscal year, or (ii) his five year average base salary and actual bonus for the five year period ending on the last day of the fiscal year immediately preceding the fiscal year of termination, payable in a lump sum;

•	pay to Mr. Burke an amount equal to the pro rata portion of the Target bonus for the calendar year in which his employment terminated;
•
accelerate the vesting of Mr. Burke’s unvested stock options and Retention Restricted Awards, so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;

•
pay to Mr. Burke an additional lump sum payment sufficient to cover the full cost of excise taxes due to the application of Section 4999 of the Code, if applicable, and his federal, state and local income and employment taxes on the payments;

•
continue to provide coverage for a period of three years to Mr. Burke, his spouse and other dependents under all welfare benefit plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by such plan, in which case the Company would pay an equivalent amount in cash; and

•
for each of the three calendar years ending during the three-year period beginning with Mr. Burke’s termination of employment, pay to Mr. Burke an amount (a “Supplemental Defined Contribution Benefit”) for each such calendar year approximately equal to the sum of the Company’s matching and discretionary contributions, if any, that would have be made to the 401(k) Retirement Plan and Deferred Compensation Plan for each applicable year had Mr. Burke continued employment for such three-year period, using certain assumptions set forth in Mr. Burke’s employment agreement.

The Company has also entered into a Change in Control Agreement and Termination Agreement with Mr. Lucareli, Mr. Bowser and certain other key employees.  The definition of Change in Control generally has the same meaning as in the Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as in Mr. Burke’s employment agreement described above.  For Mr. Lucareli and Mr. Bowser, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs, or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of (i) the sum of his then current base salary and Target bonus, or (ii) his five year average base salary and actual bonus, continue to provide coverage under applicable welfare plans (or the equivalent) for a period of two years, and pay a Supplemental Defined Contribution Benefit for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the ONC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009.  At the same time, the ONC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Good Cause or the employee’s voluntary termination for Good Reason.

Mr. Appel, Ms. Stein and Mr. Casterton all joined the Executive Council at such a time that the Change in Control provisions of the Severance Plan govern (or governed, in the case of Mr. Appel) the benefits each would be eligible to receive following a Change in Control.  The definition of Change in Control under the Severance Plan generally has the same meaning as in the Incentive Plan described above and the definition of Good Reason generally has the same meaning as in Mr. Burke’s employment agreement described above.  In the event of a Change in Control, the Severance Plan provides that if employment is terminated by the Company for any reason other than Cause, or terminated by the NEO for Good Reason within 12 months after the Change in Control occurs, the Company is obligated to provide the following benefits to the terminated NEO: (i) a payment equal to two (2) times her/his annual base salary at the time of termination, (ii) a payment equal to two (2) times the NEO’s target award under the MIP for the fiscal year in progress at the time of her/his termination, and (iii) eighteen (18) months of Company-paid COBRA continuation coverage if the NEO elects such coverage.  “Cause” is defined under the Severance Plan to include the following: (a) engagement in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of Modine; (b) disclosure of confidential information of Modine that results in a demonstrable injury to Modine; or (c) engagement in a willful and continued failure to perform substantially one’s duties on behalf of Modine or to comply with Modine’s Code of Ethics and Business Conduct.

Mr. Wollenberg’s employment retention agreement supersedes all prior agreements and awards providing benefits upon a Change in Control.  Under his employment retention agreement, Mr. Wollenberg is not entitled to any enhanced benefits upon a Change in Control or involuntary termination in connection therewith.

The below table sets forth the potential payments upon termination of employment or change in control for each of the NEOs (other than Mr. Appel)  For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 4.5 percent of base salary for future calendar years.

Mr. Appel is not included in the table below because he ceased employment with Modine effective September 26, 2019.  Upon termination of his employment, Mr. Appel became eligible to receive benefits in accordance with the Severance Plan as follows:

•	Severance equal to 52 weeks’ Base Salary (i.e., $410,000), payable bi-weekly in accordance with standard Company practices; and

•
Company-paid COBRA continuation coverage for up to one year following termination (Mr. Appel’s COBRA coverage was terminated during this one-year period and the Company paid $9,965 in total COBRA premiums).

Additionally, the Company agreed to arrange an executive outplacement program for Mr. Appel, which cost $6,400.

Potential Payments Upon Termination of Employment or Change in Control Table

Name	Cash Payment ($)	Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)	Total ($)

Thomas A. Burke
Death	0	$1,054,231	NA	NA	$1,054,231
Disability	$4,024,310	$1,054,231	NA	(2)	$5,078,541
Involuntary Termination	$5,259,249	0	NA	$174,634 (3)	$5,433,883
Termination if Change in Control	$6,825,000 (4)	$1,004,540	NA	$174,634 (3)	$8,004,175
Change in Control (no termination)	NA	NA	NA	NA	NA

Michael B. Lucareli
Death	0	$303,210	$99,602	NA	$402,812
Disability	(2)	$303,210	$208,470	(2)	$511,680
Involuntary Termination	$470,000	0	$208,470	$21,524 (5)	$699,994
Termination if Change in Control	$1,918,075 (6)	$289,339	$208,470	$78,699 (7)	$2,494,583
Change in Control (no termination)	NA	NA	NA	NA	NA

Scott L. Bowser
Death	0	$213,635	$130,380	NA	$344,015
Disability	(2)	$213,635	$272,890	(2)	$486,525
Involuntary Termination	$464,000	0	$272,890	$15,031(5)	$751,921
Termination if Change in Control	$1,895,050 (6)	$205,473	$272,890	$78,075 (8)	$2,451,488
Change in Control (no termination)	NA	NA	NA	NA	NA

Sylvia A. Stein
Death	0	$83,460	NA	NA	$83,460
Disability	(2)	$83,460	NA	(2)	$83,460
Involuntary Termination	$363,000	0	NA	$286 (5)	$363,286
Termination if Change in Control	$1,085,750 (9)	$83,460	NA	$429 (10)	$1,169,639
Change in Control (no termination)	NA	NA	NA	NA	NA

Joel T. Casterton
Death	0	$85,589	NA	NA	$85,589
Disability	(2)	$85,589	NA	(2)	$85,589
Involuntary Termination	$341,000	0	NA	$6,549 (5)	$347,549
Termination if Change in Control	$1,019,750 (9)	$84,536	NA	$9,823 (10)	$1,114,109
Change in Control (no termination)	NA	NA	NA	NA	NA

Scott D. Wollenberg
Death	0	$0	$82,943	NA	$82,943
Disability	(2)	$0	$173,603	(2)	$173,603
Involuntary Termination	$407,068 (12)	$97,262	$173,603	$19,720 (13)	$697,653
Termination if Change in Control (11)	$407,068 (12)	$97,262	$173,603	$19,720 (13)	$697,653
Change in Control (no termination)	NA	NA	NA	NA	NA

(1)
Amounts represent the vesting of Retention Restricted Awards and certain performance stock awards and the spread value of the stock options at the closing stock price of $3.25 on March 31, 2020 (the last trading day of fiscal 2020). In addition, a prorated portion of the performance stock awards (based on the period worked during each performance period as of March 31, 2020) is illustrated in the events of a change in control termination of employment or termination of employment due to death or permanent disability.  In the event of a change in control termination of employment, the pro rata vesting of performance stock awards is illustrated at the Target level of performance for all awards.  In the case of death or permanent disability, the pro rata vesting of performance stock awards is illustrated at actual performance of 126% of Target for fiscal 2018 awards and target performance for fiscal 2019 and fiscal 2020 awards.

(2)	Paid in accordance with plans available to all salaried employees.

(3)
Amount consists of $43,009 for three years of welfare plan benefits (or the equivalent) and $131,625 for three years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(4)	Amount is (i) three times Base Salary and Target Bonus for fiscal 2020 and (ii) pro rata Target Bonus for fiscal 2020.

(5)	Amount consists of COBRA continuation coverage for one year.

(6)	Amount is two times Base Salary and Target Bonus for fiscal 2020 and (ii) pro rata Target Bonus for fiscal 2020.

(7)
Amount consists of $36,399 for two years of welfare plan benefits (or the equivalent) and $42,300 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(8)
Amount consists of $36,315 for two years of welfare plan benefits (or the equivalent) and $41,760 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(9)	Amount is two times Base Salary and Target Bonus for fiscal 2020.

(10)	Amount consists of COBRA continuation coverage for eighteen months.

(11)
Mr. Wollenberg does not receive any enhanced benefits upon a change in control, including a termination in connection therewith.  Mr. Wollenberg would receive the same benefits paid upon an involuntary termination not in connection with a change in control, which has been illustrated.  Additionally, the illustrated amounts assume the Company provided Mr. Wollenberg with one hundred eighty days’ notice prior to his involuntary termination without cause.

(12)
Amount consists of fifty-two (52) weeks of base salary plus a projected MIP amount for fiscal 2020, assuming the Committee will approve payment of a MIP amount for fiscal 2020.  The projected MIP amount has not been prorated as Mr. Wollenberg was employed through fiscal 2020.

(13)	Amount consists of a COBRA subsidy for twelve months equal to $11,320 and an estimated value of outplacement services for twelve months equal to $8,400.

CEO PAY RATIO

As a result of the rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Burke as the Company’s Chief Executive Officer. The CEO Pay Ratio included in this information is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K.

When we calculated our median employee in fiscal 2018, we used a measurement date of March 31, 2018, our fiscal year end, as of which date we employed, in total, approximately 12,000 individuals worldwide.  In determining the employee population from which we identified the median employee, we excluded the approximately 197 employees located in India and approximately 84 employees located in Serbia.

For each of the employees in our employee population, total annual compensation was calculated by compiling total wages, which included base salary, plus any overtime, shift premiums and cash allowances, actually paid to each member of our workforce (including full-time, part-time, seasonal and temporary employees), other than our CEO. When identifying the median employee, consistent with Item 402(u) of Regulation S-K, we included adjustments for annualizing the pay for any full-time and part-time employees who were employed by us for only part of the year.

The individual who was our median employee for our fiscal 2020 calculation continues to be employed by us in the same role,  and we have used that individual as the median employee for the calculations.  There have been no material changes to our aggregate employee population or our employee compensation arrangements since last year, and we believe the continued selection of this individual as our median employee does not result in a material change to our pay ratio disclosure.  The identified median employee is a Tubing, Setup and Operator based in our Grenada, Mississippi facility.

Based on the foregoing, the median of the annual total compensation of the Company’s employees (other than Mr. Burke) was approximately $31,740 for fiscal 2020. Mr. Burke’s total annual compensation, as reflected in the Summary Compensation Table, was $3,801,565. This yields a CEO Pay Ratio of 1:120.

ITEM 2 – APPROVAL OF THE MODINE MANUFACTURING COMPANY 2020 INCENTIVE COMPENSATION PLAN

The Board of Directors is proposing to adopt a new incentive plan, the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “2020 Plan”), subject to shareholder approval.  The Company is adopting the 2020 Plan in order to do the following:

•	make 2,890,000 shares available for future awards to employees and non-employee directors under the 2020 Plan; and

•	close the 2017 Incentive Plan to future awards.

The following is a summary description of the material terms of the 2020 Plan.  Please read the 2020 Plan (attached as Appendix B) to understand all the terms of the plan.

In reaching the determination regarding the number of shares available for issuance under the 2020 Plan, the Committee considered reasonable projections of future equity grants under the 2020 Plan, the potential dilutive impacts of any equity grants to shareholders, and the anticipated duration of the shares available under the 2020 Plan.

The following chart shows, after giving effect to (a) all grants and vestings of restricted or performance stock, and (b) all options exercised, in each case on or before March 31, 2020, all of the active plans of the Company, the number of shares to be issued upon the exercise of outstanding options for each plan, the number of shares of restricted stock or restricted stock unit awards outstanding for each plan, the number of shares of stock that are reserved for issuance under all existing performance stock awards if such awards were to pay out at the Target level and the number of shares remaining available for future issuance under each plan.

Plan	Shares to be Issued upon Exercise of Outstanding Options (1)	Unvested Restricted Stock and Restricted Stock Unit Awards	Performance Stock that may be issued if Performance Conditions are Met (2)	Shares Remaining Available for Future Grant (3)

2017 Incentive Compensation Plan	475,536	400,165	390,385	1,437,573

Amended and Restated 2008 Incentive Compensation Plan (4)	961,868	123,374	134,702	-

Total	1,437,404	523,539	525,087	1,437,573

(1)	The weighted average exercise price of the outstanding options is $12.49 and the weighted average term to expiration is 5.6 years.
(2)	Represents the number of shares that would be issued at the Target level of payout, regardless of any potential actual payout.
(3)
Represents the number of shares remaining available for future grant where outstanding performance stock is accounted for at Target performance levels regardless of any potential actual payout.  However, if the 2020 Plan is approved, the Company will not make any future grants under the 2017 Incentive Plan.

(4)	As previously disclosed, no further grants were or shall be made under this plan since the adoption of the 2017 Incentive Compensation Plan in 2017.

Purpose

The 2020 Plan is intended to replace the 2017 Incentive Plan.  In the event the shareholders approve the 2020 Plan, the 2017 Incentive Plan would be immediately closed for future awards, and would remain open for the sole purpose of fulfilling awards previously granted under the 2017 Incentive Plan, including the issuance of shares upon exercise of any stock options or the vesting of certain other awards granted thereunder.

The 2020 Plan is intended to provide incentives that will attract and retain the best available non-employee directors and employees for the Company and any subsidiaries that now exist or are hereafter organized or acquired by the Company, provide additional incentives to such persons, and promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase common stock of the Company, stock appreciation rights (“SARs”), restricted stock awards, unrestricted stock, restricted stock unit awards, performance stock awards and phantom stock awards, as described below.

The Company is focused on rewarding performance.  The compensation paid to the NEOs and others participating in the Company’s incentive plans is weighted so that compensation increases with the improvement in performance of the Company.  Please see the Compensation Discussion and Analysis section above for additional information about the Company’s objectives for compensation.

Shareholder approval of the 2020 Plan will enable the Company to, among other objectives, grant options that, if so desired, will qualify as “incentive stock options” under Section 422 of the Code.  Shareholder approval of the 2020 Plan is also a condition to the listing on the NYSE of the shares of common stock issuable under the 2020 Plan.

Key Features of 2020 Plan

Key features of the 2020 Plan include:

•	the 2020 Plan is administered by the ONC Committee, which is comprised solely of independent directors;

•	Awards available under the 2020 Plan include stock options, restricted stock, unrestricted stock, restricted stock units, SARs, performance stock and phantom stock awards.

•	the aggregate number of shares authorized under the 2020 Plan shall be 2,890,000;

•	for each award denominated in shares of stock, each share granted shall be counted as one share against the above share limit;

•	no non-employee Director may receive an award under the 2020 Plan for shares with an aggregate grant date fair value in excess of $300,000 in any fiscal year;

•
the Committee may not (i) reduce the exercise price of any outstanding option or SAR, (ii) cash out an underwater option or SAR or (iii) regrant or exchange an underwater option or SAR with another Award under the 2020 Plan (including an option or SAR), without shareholder approval or except in the event of certain corporate transactions;

•
the prohibition of liberal share counting.  Specifically, upon the exercise of an option or SAR granted under the 2020 Plan, the full number of options or SARs exercised is considered to have been issued under the 2020 Plan, regardless of the number of shares withheld to satisfy taxes or used to exercise an option or SAR; and

•
the prohibition of dividends or dividend equivalents on unvested awards.  The 2020 Plan prohibits the payment dividends and dividend equivalents on options, SARs and performance stock awards until after shares have been issued under such awards. For awards of restricted stock, restricted stock units, and phantom stock, where dividends or dividend equivalents may accrue, such amounts would be subject to the same vesting conditions as the underlying awards.

Performance Goals Under 2020 Plan

The 2020 Plan permits the ONC Committee to set performance goals with respect to any grants thereunder.  Awards subject to performance goals can relate to one or more criteria and can be measured on an absolute basis or in terms of growth or reduction.  In addition, the ONC Committee may determine the achievement of any performance goals with or without regard to any of the following events that may occur during the performance period applicable to a performance-based award: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) the effect of events that are unusual in nature or infrequently occurring; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the ONC Committee generally at the time of the grant.  For awards subject to performance goals, the ONC Committee retains the discretion to adjust awards downward.

Administration

The 2020 Plan will be administered by the ONC Committee, except that grants of awards to non-employee directors will be made by the entire Board.  The ONC Committee has the authority to interpret the 2020 Plan, and the decision of the ONC Committee on any questions concerning the interpretation of the 2020 Plan will be final and conclusive.  Subject to the provisions of the 2020 Plan, the ONC Committee has full and final authority to designate the persons to whom awards will be granted; grant awards in such form and amount as the ONC Committee determines; impose limitations, restrictions and conditions upon any award as the ONC Committee deems appropriate; waive, in whole or in part, any limitations, restrictions or conditions imposed upon an award as the ONC Committee deems appropriate; and modify, extend or renew any award previously granted.  However, the ONC Committee does not have the authority to reprice awards without shareholder approval.

No Repricing

Without shareholder approval, the Company may not (i) change the terms of an option or SAR to lower its purchase or grant price, (ii) take any other action that is treated as a "repricing" under generally accepted accounting principles, or (iii) repurchase for cash or cancel an option or SAR at a time when its purchase or grant price is greater than the fair market value of the underlying stock in exchange for another Award (including an Option or SAR) unless the cancellation and exchange occurs in connection with certain recapitalization events, as described in the 2020 Plan.

Eligibility

Any non-employee director or employee of the Company or any subsidiary of the Company is eligible to participate in the 2020 Plan.  As of May 29, 2020, the Company had nine non-employee directors and the Company and its subsidiaries had approximately 11,300 employees, including 10 executive officers.

Non-Employee Director Grant Limitation

Under the 2020 Plan, a non-employee director may not receive common stock awards with an aggregate grant date fair value in excess of $300,000 in any fiscal year.

Stock Option Awards

Stock options will consist of incentive and nonqualified stock options to purchase shares of the Company’s common stock.  The ONC Committee will, among other things, establish the number of shares subject to the option, the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time.  The option exercise price will not be less than 100 percent of the fair market value of the stock on the date of the grant.  Unless otherwise provided by the Committee and reflected in the applicable award agreement, all options shall vest over a four-year period, with 25 percent of the options granted in an individual award agreement vesting on each annual anniversary after the date of the grant.  A stock option may be exercised in whole at any time or in part from time to time; provided, however, that no option will be exercisable in whole or in part more than ten years from the date of grant.

Stock Appreciation Rights

The ONC Committee may also grant SARs which represent the right to receive an amount of cash or shares of Company common stock based on appreciation in the fair market value of shares of the common stock over a base price.  The grant price of the SARs may not be less than 100% of the fair market value of the stock on the date of grant.

Performance Stock Awards

The ONC Committee may grant stock awards based upon the achievement of performance goals.  If determined by the ONC at the time of grant, performance stock awards may be settled in cash in an amount equal to the fair market value of the shares at the time of settlement that the participant is entitled to receive.  The ONC Committee also establishes the award period, the threshold, target and maximum performance levels, and the number of shares payable at various performance levels from the threshold to the maximum.  In order to receive payment, a grantee must generally remain employed by the Company to the end of the award period.  The ONC Committee may impose additional conditions on a grantee’s entitlement to receive a performance stock award.

Restricted Stock Awards

The ONC Committee or the Board, as applicable, has broad discretionary authority to set the terms of awards of restricted stock under the 2020 Plan and may grant unrestricted awards as well.  Participants will receive all dividends on, and will have all voting rights with respect to, such shares; provided, however, any such dividends shall accrue and be paid at the time such shares vest.  The ONC Committee may condition the grant of restricted stock upon the attainment of performance goals.  Unless otherwise provided by the Committee and reflected in the applicable award agreement, all restricted stock awards shall vest over a four-year period, with 25% of the restricted stock granted in an individual award agreement vesting on each annual anniversary after the date of the grant.

Restricted Stock Unit Awards

The ONC Committee may grant restricted stock units that entitle a grantee to receive one share of common stock for each restricted stock unit if the vesting conditions are satisfied.  If determined by the ONC Committee at the time of grant, restricted stock units may be settled in cash in an amount equal to the fair market value of the shares at the time of settlement that the participant is entitled to receive.  The ONC Committee may condition the grant of restricted stock units upon the attainment of performance goals.

Phantom Stock Awards

The ONC Committee may grant phantom stock awards that entitle a grantee to receive cash payments based upon the closing market price of the Company’s common stock if predetermined conditions are satisfied.  The ONC Committee may condition the grant of a phantom stock award upon the attainment of the performance goals.

Shares Available

If the 2020 Plan is approved, there will be 2,890,000 shares authorized and available for issuance under the 2020 Plan, all of which may be granted as incentive stock options.  Shares subject to Awards that are canceled, terminated or lapse for any reason become available again for award under the 2020 Plan.  Any Award or portion thereof that is settled in cash is not counted against the shares available.  Finally, the number of shares for any Award used to satisfy tax withholding for an Award under the 2020 Plan shall be counted against the shares available.  The 2020 Plan provides that all stock awards will count as one share against the number of shares available under the 2020 Plan.

Adjustments and Change in Control

If any stock dividend is declared upon the common stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the common stock, resulting in a split or combination or exchange of shares, the ONC Committee will make or provide for an adjustment in the number of and class of shares that may be delivered under the 2020 Plan, and in the number and class of and/or price of shares subject to outstanding awards, as it may, in its discretion, deem to be equitable.

Assuming the assumption of awards by a successor, unless a particular award agreement provides otherwise, upon the involuntary termination of a participant’s employment without “cause” (as defined in the 2020 Plan) within the one-year following a “change in control” of the Company (as defined in the 2020 Plan), all unvested awards that are not subject to a performance goal shall become fully vested and exercisable.  Similarly, unless a particular award agreement provides otherwise, for awards subject to a performance goal, upon a “change in control,” the performance criteria applicable to such award, other than time-based service vesting criteria, shall be deemed to be satisfied at the Target level.  In the event of an involuntary termination of such participant’s employment without “cause” within the one-year period following a “change in control,” the time-based service vesting criteria shall also be waived and the award shall become vested.

Term

The 2020 Plan will expire on July 23, 2030.

Amendment

The Board may, from time to time, amend, modify, suspend or terminate the 2020 Plan; provided, however, that no such action may impair, without the grantee’s consent, any award previously granted under the 2020 Plan, or be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, and with limited exceptions identified in the 2020 Plan, neither the ONC Committee nor the Board will have any authority, with or without the consent of a grantee, to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for another award including an option or SAR with an exercise price that is less than the exercise price of the original options or SARs, except in the event of a corporate event involving the Company, as authorized under the 2020 Plan.  As stated in the “No Repricing” discussion above, the Company also may not repurchase for cash an underwater option or SAR.

Federal Income Tax Consequences Relating to the 2020 Plan

The following is a brief summary of the Company’s understanding of the principal federal income tax consequences of grants made under the 2020 Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options and Stock Appreciation Rights.  A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR.  Upon exercise, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise or grant price.  In the case of stock options or stock-settled SARs, upon the subsequent sale of the acquired shares, any additional gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year.

Incentive Stock Options.  A participant will not recognize taxable income when an incentive stock option is granted or exercised.  However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes.  If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss.  If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.  Any additional gain will be a capital gain and a long-term gain if the shares have been held for more than one year.

Restricted Stock, Restricted Stock Units, Performance Stock and Phantom Stock.  A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock or phantom stock.  Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid.  Any subsequent gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year.  For restricted stock only, the participant may instead elect to be taxed at the time of grant.  If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company.  The Company generally will receive a deduction for any ordinary income recognized with respect to an award, except to the extent limited by Section 162(m) of the Code.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult his or her own tax counsel.  The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation.

New Plan Benefits

We cannot determine how many eligible employees and non‑employee directors will participate in the plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of our common stock that will be issued under the 2020 Plan.  The following table sets forth the awards granted under the 2017 Incentive Plan during Fiscal 2020 to (i) each of our named executive officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group, and (iv) all employees other than executive officers as a group.

Name	Shares of Restricted and Unrestricted Stock Awarded in Fiscal 2020	Options Awarded in Fiscal 2020	Performance Stock Awarded in Fiscal 2020 (1)

Thomas A. Burke	85,294	101,541	85,294
Michael B. Lucareli	24,811	29,537	24,811
Scott L. Bowser	24,495	29,160	24,495
Dennis P. Appel	12,368	14,724	12,368
Scott D. Wollenberg	11,071	13,180	11,071
Sylvia A. Stein	10,950	13,036	10,950
Joel T. Casterton	10,287	12,246	10,287

All current executive officers as a group (ten persons)	206,672	246,039	206,672

All current directors who are not executive officers (nine persons)	84,476	-	-

All other employees, including all current officers who are not executive officers	89,070	63,063	52,970

(1)	These amounts represent the number of performance shares if Target performance is achieved.

Market Value

On March 31, 2020, the closing sales price of the common stock on the NYSE was $3.25 per share.

Equity Compensation Plan Information

Each of Modine’s equity compensation plans, listed below, has been approved by shareholders:

•	Amended and Restated 2008 Incentive Compensation Plan; and

•	2017 Incentive Compensation Plan.

The following table sets forth required information about equity compensation plans as of March 31, 2020:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of shares remaining available for future issuance (excluding securities reflected in 1st column) (3)
Equity Compensation Plans approved by security holders	2,528,901	$12.49	1,437,573

Equity Compensation Plans not approved by security holders	-	-	-
Total	2,528,901	$12.49	1,437,573

(1)
Includes shares issuable under the following type of awards: options – 1,437,404 shares; restricted stock units - 566,410 shares; and performance stock assuming Target performance – 525,087 shares, regardless of any potential actual payout.  The number of shares subject to options were granted under the following plans: 2008 Incentive Plan – 961,868 shares, 2017 Incentive Plan - 475,536 shares.  Shares issuable under performance stock awards and restricted stock unit awards were granted under the following plans: 2008 Incentive Plan – 209,113 shares, 2017 Incentive Plan - 882,384 shares.

(2)	The weighted average exercise price does not take into account awards of restricted stock units or performance stock which do not have an exercise price.

(3)
Includes the number of shares remaining available for future issuance under the 2017 Incentive Compensation Plan where outstanding performance stock is accounted for at Target performance levels regardless of any potential actual payout.  The Company does not plan to make any future grants under the 2017 Incentive Compensation Plan.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Modine Manufacturing Company 2020 Incentive Compensation Plan.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because broker non−votes are not considered votes cast, they will have no effect on the vote.  In accordance with the rules of the NYSE, abstentions will be counted as votes cast for purposes of this proposal, giving them the effect of votes cast against the proposal.

ITEM 3 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company annually seeks the advisory vote of its shareholders on its executive compensation program and asks that you support the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The ONC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value.  This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2020 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs.  This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining NEO compensation for future years.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the advisory vote supporting the Company’s executive compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 4 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2021 to audit the consolidated financial statements of the Company.  Before the Audit Committee selected PwC, it carefully considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Services provided to the Company and its subsidiaries by PwC in fiscal 2020 and fiscal 2019 are described under Independent Auditor’s Fees for Fiscal 2020 and 2019 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.  If, prior to the annual meeting, PwC declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2020 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2020 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITOR’S FEES FOR FISCAL 2020 AND 2019

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2020 and March 31, 2019, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2020	Fiscal 2019
Audit Fees: (a)	$2,683	$2,373
Audit-Related Fees: (b)	$2,215	$0
Tax Fees: (c)	$96	$460
All Other Fees:	$0	$0
Total	$4,994	$2,833

(a)
Audit Fees:  Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees: Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements.  In fiscal 2020, these fees related to the audit of carve-out financial statements associated with the Company’s potential sale of its automotive business.

(c)
Tax Fees:  Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning.  This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm.  Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2020 and fiscal year ended March 31, 2019 were approved in advance by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of five members, each of whom has been determined by the Board to be sufficiently experienced, financially literate and independent in accordance with the applicable NYSE listing standards.  Mr. Cooley, the Chair of the Audit Committee, and Mr. Ashleman qualify as audit committee financial experts within the meaning of the SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors.  Under its charter, the Audit Committee’s purpose is to assist the Board of Directors in overseeing:

•	The integrity of the Company’s financial statements;

•	The internal control and disclosure control systems of the Company;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  It is also the responsibility of the Audit Committee to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently if the Audit Committee may deem necessary.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2021, the Audit Committee considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Members of the Audit Committee prepared written evaluations of PwC, and the evaluations were considered as part of the reappointment process, along with additional input from members of executive management and the head of the Company’s Internal Audit department regarding their views of and experiences with PwC in its capacity as the Company’s independent registered public accounting firm.

The Audit Committee discussed and approved PwC’s compensation for its work as the Company’s independent registered public accounting firm based on a number of factors.  These factors included the review of a fee proposal presented by PwC describing the background of the relationship, the proposed scope of audit, and circumstances distinguishing PwC’s work in fiscal 2020 from its proposed fiscal 2021 role.  The Audit Committee also received input from management regarding its work experience with the PwC audit team and the reasonableness and market competitiveness of PwC’s fee proposal.

In addition, the Audit Committee is charged under its charter with a wide range of responsibilities and authority, including, among others:

•
Retaining, to the extent it deems necessary or appropriate, and with appropriate funding provided by the Company, independent legal, accounting or other advisors, or other services or tools as it deems necessary or appropriate in carrying out its duties;

•	Oversight of management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Review of the activities and recommendations of the Company’s internal auditing program;

•
Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitoring and reviewing the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•	Determining whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the PCAOB);

•	Reviewing the independent registered public accounting firm’s quality control program and any material control issues;

•	Annually reviewing management’s programs to monitor compliance with the Company’s Code of Ethics;

•	Annually reviewing with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans; and

•	Reviewing with management at least semi-annually the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met eight times during the fiscal year ended March 31, 2020.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors and compliance personnel, in each case without any other member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance, and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity.  The Audit Committee completes its review of the matters described above prior to the public announcements of financial results.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE
Charles P. Cooley, Chair
Eric D. Ashleman
David G. Bills
Christopher W. Patterson
Christine Y. Yan

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.  Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2020 with the reporting requirements of Section 16(a) of the Exchange Act, except that due to an administrative error in each case, one late Form 4 was filed on behalf of each of Messrs. Anderson, Ashleman, Bills, Cooley, Garimella, Moore and Patterson, Ms. Williams, and Ms. Yan, and one Form 4 filed on behalf of Mr. Burke underreported certain equity awards granted to Mr. Burke.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2020 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Rules of Conduct for the annual meeting are attached as Appendix A.  Please review the Rules of Conduct before attending the annual meeting.

Why are you holding a virtual meeting instead of a physical meeting?

In light of the outbreak of the coronavirus pandemic, along with significant improvements in technology and changes in applicable law in recent years, we have determined to hold an entirely virtual meeting.  We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting.

You may access the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/MOD2020, where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 29, 2020, the record date.  A total of 50,823,290 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You are entitled to one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote your shares electronically at the annual meeting or by a properly appointed proxy.

Registered Holders

Registered holders may vote prior to the annual meeting (i) by completing and mailing the enclosed proxy card, or (ii) electronically via the Internet, or (iii) by calling Broadridge Financial Solutions, Inc.  Specific instructions for each voting option are set forth on the enclosed proxy card.  You may also vote electronically at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card to vote your shares prior to the annual meeting are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  If your bank or brokerage firm is participating in the Broadridge Investor Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account.  The trustee for the plan, Equiniti Trust Company, will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote during the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone prior to the annual meeting to ensure that your vote is counted, you may attend the annual meeting and vote your shares electronically at the annual meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

“FOR” election of each of the Company-nominated directors for terms expiring in 2023 (see Item 1); and

“FOR” approval of the Modine Manufacturing Company 2020 Incentive Compensation Plan (see Item 2);

“FOR” approval of the Company’s NEO compensation (see Item 3); and

“FOR” ratification of the Company’s independent registered public accounting firm (see Item 4).

Unless you give other instructions, the persons named as proxies will vote “FOR” Items 1, 2, 3 and 4.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting.  If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy.  You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by mail, Internet, or the telephone; or

•	virtually attending the annual meeting and voting your shares electronically at the annual meeting.

If you decide to vote your shares electronically at the annual meeting, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by mail, Internet or the telephone.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Approval of the Modine Manufacturing Company 2020 Incentive Compensation Plan (Item 2)

Approval of this proposal requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because broker non-votes are not considered votes cast, they will not have an effect on the vote.  In accordance with the rules of the NYSE, abstentions will be counted as votes cast for purposes of this proposal, giving them the effect of votes cast against the proposal.

Advisory Vote on NEO Compensation (Item 3)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.
Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2021 Annual Meeting

Shareholder proposals for the 2021 Annual Meeting of Shareholders of the Company must be received no later than February 23, 2021 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals and director nominations for the 2021 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than March 25, 2021 and no later than April 24, 2021 at such offices, directed to the attention of the Company’s Secretary, and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet.  On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.

What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may tell us so by providing written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517.  Upon written or oral request, the Company will promptly send a copy of either document.
Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Sylvia A. Stein,
Vice President, General Counsel and Corporate Secretary

June 23, 2020

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company’s Form 10-K (without exhibits).  Such requests should be addressed to:  Vice President, Treasurer and Investor Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company’s Form 10-K is available on our website, www.modine.com.

APPENDIX A

Modine Manufacturing Company

ANNUAL MEETING OF SHAREHOLDERS

Rules of Conduct

In order to conduct an orderly and constructive meeting of shareholders in a manner that is fair to the interests of all shareholders, and give all shareholders present a reasonable opportunity to be heard, the 2020 Annual Meeting of Shareholders will be conducted in accordance with the following rules and procedures:

1.
You may not vote at this meeting if you have already voted by proxy and have not revoked your proxy.  If you have previously voted directly but wish to change your vote, or if you have not yet voted, you may request a ballot from the inspector of election and vote before the polls close.

2.
Subject to the discretion of the Lead Director, the business of the meeting will be taken up in the order on the agenda.  When an item on the agenda is before the meeting, questions or comments should be confined to that item.

3.
Only shareholders eligible to vote at the meeting (or holders of their proxies) may speak at the meeting.  Shareholders should not address the meeting until recognized by the Lead Director of the meeting.  Shareholders eligible to vote who wish to address the meeting should rise and wait to be recognized.  Once recognized, shareholders (or proxy holders) should state their name and, if applicable, the name of any shareholder they represent.

4.	Each speaker shall be limited to 3 minutes on a particular subject. Once a shareholder has spoken on a subject, that shareholder should give other shareholders the opportunity to speak.

5.
Shareholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting and under discussion at that time, and briefly stated.  The meeting is not to be used as a forum to present views that are not directly related to the business before the meeting.

6.	Questions and comments unrelated to agenda items should be held for discussion after the conclusion of the formal meeting.

7.	Individual matters that are not of concern to all shareholders generally, such as personal grievances, are not appropriate matters for general discussion during the meeting.

8.	Recording of the Annual Meeting is prohibited. A webcast playback will be available at www.virtualshareholdermeeting.com/MOD2020 24 hours after the completion of the meeting.

A-1

APPENDIX B

MODINE MANUFACTURING COMPANY
2020 INCENTIVE COMPENSATION PLAN

I.           INTRODUCTION.

1.01      Purpose.  The Modine Manufacturing Company 2020 Incentive Compensation Plan (the "Plan") is intended to provide incentives that will (a) attract and retain the best available (i) non-employee directors of Modine Manufacturing Company (the “Company”) and (ii) employees of the Company or any Subsidiary that now exists or hereafter is organized or acquired by the Company, (b) provide additional incentive to such persons and (c) promote the success and growth of the Company.  These purposes may be achieved through the grant of options to purchase Common Stock, the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Restricted Stock Units, the grant of Performance Stock Awards, the grant of Unrestricted Common Stock Awards, and the grant of Phantom Stock Awards, as described below.

1.02      Effective Date.  The effective date of the Plan is July 23, 2020 (the “Effective Date”), subject to the approval of the shareholders of the Company at the 2020 Annual Meeting of Shareholders.

II.         DEFINITIONS.

2.01      "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as it may be amended from time to time.

2.02      “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, unrestricted Common Stock Award, Restricted Stock Unit Award, Performance Stock Award, or Phantom Stock Award, as appropriate.

2.03      “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.

2.04      “Board” means the Board of Directors of the Company.

2.05      “Cause” shall be deemed to exist if, and only if: (a) Grantee engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company; (b) Grantee discloses confidential information of the Company that results in a demonstrable material injury to the Company; or (c) Grantee has engaged in a willful and continued failure to perform substantially the Grantee’s duties on behalf of the Company.

2.06      “Change in Control” shall be deemed to take place on the occurrence of any of the following events: (a) the consummation of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors  (the “Voting Power”) of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a majority of the Company's consolidated assets, other than to an entity of which the Company owns at least 50% of the Voting Power; or (b) the date upon which individuals, who as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided however, that any person becoming a director subsequent to the Effective Date whose appointment or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c).

2.07      “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.08      “Committee” means the committee described in Article IV or the person or persons to whom the committee has delegated its power and responsibilities under Article IV.

2.09      “Common Stock” or “Stock” means the common stock of the Company having a par value of $0.625 per share.

2.10      “Company” means Modine Manufacturing Company, a Wisconsin corporation.

2.11      “Fair Market Value” means, as of any date of determination, (a) the closing sale price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time), or (b) if no such sale shall have been made on that day, on the last preceding day on which there was such a sale. If such Stock is not then listed or quoted as referenced above, Fair Market Value shall be an amount determined in good faith by the Committee.

2.12      “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

2.13      “Grantee” means an individual who has been granted an Award.

2.14      “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

2.15      “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.

2.16      “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

2.17      “Performance Goal” means a performance goal established by the Committee at the time of the grant of an Award that is based on the attainment of goals relating to one or more business criteria measured on an absolute basis or in terms of growth or reduction or relative to a designated comparison group.  The Committee may determine the achievement of any Performance Goals with or without regard to any of the following events that occurs during the performance period applicable to an Award subject to a Performance Goal: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) the effect of events that are unusual in nature or infrequently occurring; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the Committee at the time of the grant and as specified in the Award Agreement.  The Committee shall retain the discretion to adjust Awards that are subject to a Performance Goal downward, either on a formula or discretionary basis or any combination, as the Committee determines.

2.18      “Performance Stock Award” means an Award under Article IX of the Plan, that is conditioned upon the satisfaction of one or more pre-established Performance Goals.

2.19      “Phantom Stock Award” means the right to receive in cash the Fair Market Value of a share of Common Stock under Article X of the Plan.

2.20      “Plan” means the Modine Manufacturing Company 2020 Incentive Compensation Plan as set forth herein, as it may be amended from time to time.

2.21      “Restricted Stock Award” means a restricted stock award under Article VII of the Plan.

2.22      “Restricted Stock Unit Award” means a restricted stock unit award under Article VIII of the Plan.

2.23      “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), as further described in Article VI of the Plan.

2.24      “Subsidiary” means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.

2.25      “Unrestricted Common Stock Award” means an award of Common Stock made without vesting restrictions in accordance with Section 7.05, below.

III.       SHARES SUBJECT TO AWARD.

3.01      Share Limit.  Subject to adjustment as provided in Section 3.02 below, the number of shares of Common Stock of the Company that may be issued under the Plan shall not exceed Two Million Eight Hundred Ninety Thousand (2,890,000) shares (the "Share Limit").  Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company or an independent agent in the open market for such purpose, or from any combination of the foregoing.  The Share Limit shall be subject to the following rules and adjustments:

(a)	Any shares of Common Stock subject to an Award shall be counted against the Share Limit as one (1) share for every one share subject thereto.

(b)
With respect to SARs, when a stock-settled SAR is exercised, the shares subject to an SAR grant agreement shall be counted against the shares available for issuance as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise.

(c)
If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under this Plan.  Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing Share Limit.  The number of Shares from an Award that are used to satisfy tax withholding shall be counted against the foregoing Share Limit.

(d)
For purposes of determining the number of Shares available under this Plan, Shares withheld to satisfy taxes or used to fund the exercise price in connection with the exercise of an Option or SAR, either directly or by attestation, shall be treated as issued hereunder, and if an Option is exercised using the net exercise method, the gross number of Shares for which the Option is exercised shall be treated as issued for purposes of counting the Shares available for issuance under this Plan, not just the net Shares issued to the Participant after reduction for the exercise price and required withholding tax.  For the avoidance of doubt, any Shares repurchased on the open market by the Company using proceeds from Option exercises shall be treated as issued hereunder for purposes of determining the number of Shares available under this Plan.

(e)	The maximum number of shares underlying Awards that may be granted as Incentive Stock Options under this Plan, in the aggregate, is equal to the Share Limit.

(f)
In no event shall the aggregate grant date fair value (as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” or any successor provision) of the Awards granted to an individual non-employee director of the Company in any fiscal year exceed more than Three Hundred Thousand and 00/100 Dollars ($300,000.00).

3.02      Changes in Common Stock.  If any stock dividend is declared upon the Common Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

IV.        ADMINISTRATION.

4.01      Administration by the Committee.  For purposes of the power to grant Awards to non-employee directors, the Committee shall consist of the entire Board; provided, however, that discretionary Awards to non-employee directors will be administered by the entire Board but without the participation of any members who at the time are not independent under the rules of the New York Stock Exchange. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall be the Officer Nomination and Compensation Committee of the Board.  The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule.  A majority of the members of the Committee shall constitute a quorum.  The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

4.02      Committee Powers.  The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan.  The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive.  The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.  Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.

4.03      No Repricing.  Repricing of Options or SARs shall not be permitted without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its purchase or grant price; (B) any other action that is treated as a "repricing" under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying stock in exchange for another Award (including an Option or SAR), unless the cancellation and exchange occurs in connection with an event set forth in Section 3.02. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

4.04      Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it.  Any such delegation may be revoked by the Board or by the Committee at any time.

V.          STOCK OPTIONS.

5.01      Granting of Stock Options.  Options may be granted to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan.  A Grantee may, if he or she is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.  Option grants under the Plan shall be evidenced by an Award Agreement in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.

5.02      Type of Option.  At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a Subsidiary corporation of the Company.  If required by applicable tax rules regarding a particular grant, to the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member (as defined in Section 422 of the Code)) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Non-Qualified Stock Options pursuant to Code Section 422(d).

5.03      Option Terms.  Each option grant Award Agreement shall specify the number of Incentive Stock Options and/or Non-Qualified Stock Options being granted; one option shall be deemed granted for each share of Common Stock.  In addition, each option grant Award Agreement shall specify the exercisability and/or vesting schedule of such options, if any.  Except as otherwise provided by the Committee, the Option shall vest over a four-year period, with 25% of the Option vesting on each annual anniversary after the Grant Date.  No Option shall be exercisable in whole or in part more than ten years from the Grant Date.

5.04      Purchase Price.  The purchase price for a share subject to an Option shall not be less than 100% of the Fair Market Value of the share on the date the Option is granted, provided, however, the purchase price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such share on the date the Option is granted if the Grantee then owns (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. The purchase price of the Common Stock covered by each Option shall be subject to adjustment as provided in Articles III and XI hereof.

5.05      Method of Exercise.  An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the purchase price for such shares.  The purchase price may be paid by any of the following methods: (a) by cash, (b) to the extent permitted under the particular grant Award Agreement, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option ("Delivered Stock"), (c) a combination of cash and Delivered Stock, or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable law.  Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.

5.06      Shareholder Rights.  A Grantee shall not, by reason of any Options granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.  No dividends or dividend equivalents shall be paid with respect to Options.

VI.        STOCK APPRECIATION RIGHTS.

6.01      Granting of SARs.  The Committee may, in its discretion, grant SARs to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries.  SARs may be granted with respect to Options granted concurrently (tandem SARs) or on a standalone basis (standalone SARs).

6.02      SAR Terms.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of SARs granted, the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), the term of the SAR, and such other provisions as the Committee shall determine.   Except as otherwise provided by the Committee, the SAR shall vest over a four-year period, with 25% of the SAR vesting on each annual anniversary after the Grant Date.  No SAR shall be exercisable in whole or in part more than ten years from the Grant Date.

6.03      Method of Exercise.  An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.

6.04      Payment upon Exercise.  Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised.  At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value (valued at the Fair Market Value of the Common Stock on the date of exercise), or in some combination thereof.  The aggregate number of available shares under Section 3.01 shall not be affected by any cash payments, but for the avoidance of doubt, SARs shall be counted against the individual annual limitation on Awards granted in Section 3.01.

6.05      Shareholder Rights.  A Grantee shall not, by reason of any SARs granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by SARs until shares of Stock have been issued.  No dividends or dividend equivalents shall be paid with respect to SARs.

VII.      RESTRICTED STOCK AWARDS AND UNRESTRICTED COMMON STOCK AWARDS.

7.01      Administration.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the eligible persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares of restricted Common Stock to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals.  The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

7.02      Registration.  Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.03      Terms and Conditions.  Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement and in (c) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.  Except as otherwise provided by the Committee, the Restricted Stock shall vest over a four-year period, with 25% of the Restricted Stock Award vesting on each annual anniversary after the Grant Date of the Award.

(c)
In the event of hardship, retirement or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of Restricted Stock.

(d)
If and when the applicable restrictions lapse, with respect to any Shares registered in book-entry form, the Company’s transfer agent shall be provided with notice regarding the lapse of the restriction, and if a stock certificate was issued with respect to the shares of Restricted Stock, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

7.04      Rights as Shareholder.  A Grantee receiving a Restricted Stock Award shall have the rights of a shareholder of the Company with respect to the right to vote the shares.  All dividends payable with respect to a Restricted Stock Award shall be subject to vesting on the same terms of such Restricted Stock Award and will vest and be paid to a Grantee, only if, when, and to the extent that, such Restricted Stock Award vests. Unless otherwise determined by the Committee, cash dividends shall be paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock.

7.05      Unrestricted Common Stock Awards.  The Committee or the Board may grant Unrestricted Common Stock Awards to non-employee directors of the Company.  Except as otherwise provided at the time of grant, shares of Common Stock subject to an Unrestricted Common Stock Award shall not be subject to the terms and conditions set forth in Section 7.03 above.

VIII.    RESTRICTED STOCK UNIT AWARDS.

8.01      Administration.  Restricted Stock Unit Awards entitle a Grantee to receive either one share of Common Stock or an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of settlement for each Restricted Stock Unit if the vesting conditions are satisfied.  The Committee shall determine the Grantees to whom and the time or times at which Restricted Stock Unit Awards will be made, the number of Restricted Stock Units to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The provisions of Restricted Stock Unit Awards need not be the same with respect to each recipient.

8.02      Terms and Conditions.  Restricted Stock Unit Awards shall be subject to the following terms and conditions:

(a)
A Grantee shall be entitled to receive from the Company one share of Common Stock for each Restricted Stock Unit.  At the discretion of the Committee, if so determined at the time of grant, the Company shall be entitled to settle its obligation to deliver shares of Common Stock in cash (valued at the Fair Market Value of the Common Stock on the required date of issuance).

(b)
Except as otherwise provided by the Committee at the time of grant, shares of Common Stock payable with respect to Restricted Stock Units shall be issued to a Grantee on the date the vesting conditions applicable to a Restricted Stock Unit Award are satisfied; provided however, that if any Award of Restricted Stock Units to a Grantee who is subject to U.S. federal income tax is nonqualified deferred compensation for purposes of Section 409A of the Code, shares of Common Stock shall only be distributed to the grantee at such times as would not cause the grantee to become subject to penalties under Section 409A of the Code.

(c)	A Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber a Restricted Stock Unit Award.

(d)
Following vesting, the issuance of shares of Common Stock in settlement of a Restricted Stock Unit may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(e)
Except to the extent otherwise provided in the applicable Award Agreement and in (f) below, the portion of the Award still subject to vesting shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason. Except as otherwise provided by the Committee, a Restricted Stock Unit Award shall vest over a four-year period, with 25% of the Restricted Stock Unit Award vesting on each annual anniversary after the Grant Date of the Award.

(f)
In the event of hardship, retirement or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may accelerate in whole or in part any unvested Restricted Stock Units held by the Grantee.

(g)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

8.03      Rights as Shareholder.   A Grantee receiving a Restricted Stock Unit Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her at the time set forth in the Applicable Award Agreement.   Notwithstanding the foregoing, the Committee shall have the right, but not the obligation, to grant Restricted Stock Unit Awards which pay dividend equivalents to the Grantee in the form of cash payments or additional Restricted Stock Units, as specified in the applicable Award Agreement; provided, however, all dividend equivalents payable with respect to a Restricted Stock Unit Award shall be subject to vesting on the same terms of the such Restricted Stock Unit Award and will vest and be paid to a Grantee, only if and when, and to the extent that, such Restricted Stock Unit Award vests and is settled.

IX.       PERFORMANCE STOCK AWARDS.

9.01      Administration.  Performance Stock Awards entitle a Grantee to receive shares of Common Stock or an amount in cash equal to the Fair Market Value of the shares of Common Stock on the date of settlement if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the Performance Stock Award upon the attainment of Performance Goals and also upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Performance Stock Awards need not be the same with respect to each recipient.

9.02      Terms and Conditions.  Performance Stock Awards shall be subject to the following terms and conditions:

(a)
A Grantee shall be entitled to receive from the Company shares of Common Stock as stated in the Award Agreement.  At the discretion of the Committee, if so determined at the time of grant, the Company shall be entitled to settle its obligation to deliver shares of Common Stock in cash (valued at the Fair Market Value of the Common Stock on the required date of issuance).

(b)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Stock Award.

(c)
Except to the extent otherwise provided in the applicable Award Agreement and in (f) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(d)
If and when the applicable restrictions lapse, the issuance of shares of Common Stock in settlement of a Performance Stock Award may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

(e)	The minimum performance period applicable to a Performance Goal will be one year.

(f)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

(g)
In the event of hardship, retirement or other special circumstances of a Grantee whose employment is terminated (other than for Cause), the Committee may allow a Grantee to continue to vest in a Performance Stock Award during the performance period.

9.03      Rights as Shareholder.  A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions, if any.  No dividends or dividend equivalents shall be paid with respect to Performance Stock Awards prior to the time such shares are issued.

X.         PHANTOM STOCK AWARDS.

10.01    Administration.  Phantom Stock Awards entitle a Grantee to receive cash payments based upon the Fair Market Value of shares of Common Stock if predetermined conditions are satisfied.  The Committee shall determine the eligible employees to whom and the time or times at which Phantom Stock Awards will be made, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards.  The Committee may condition the grant of a Phantom Stock Award upon the attainment of Performance Goals and also upon such other conditions, restrictions and contingencies as the Committee may determine.  The provisions of Phantom Stock Awards need not be the same with respect to each recipient.

10.02    Terms and Conditions.  Phantom Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Phantom Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(c)
If and when the applicable restrictions lapse, the Company shall pay to Grantee an amount equal to the Fair Market Value of a share of Common Stock at the time of settlement multiplied by the number of shares covered by the Award for which the restrictions have then lapsed.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

(e)	The aggregate number of available shares in Section 3.01 shall not be affected by any cash payments in respect of Phantom Stock Awards.

10.03    Rights as Shareholder.  A Grantee receiving a Phantom Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto.  The Committee shall have the right, but not the obligation, to grant Phantom Stock Awards which pay dividend equivalents to the Grantee in the form of cash payments or additional Phantom Stock, as specified in the applicable Award Agreement; provided, however, all dividend equivalents payable with respect to a Phantom Stock Award shall be subject to vesting on the same terms of the such Phantom Stock Award and will vest and be paid to a Grantee, only if and when, and to the extent that, such Phantom Stock Award vests and is settled.

XI.       EFFECT OF CORPORATE TRANSACTIONS.

11.01    Merger, Consolidation or Reorganization.  In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:

(a)
Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof, if any, is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof, if any; or

(b)
The Committee may cancel such Award.  In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event over (ii) the exercise price of such option or the grant price of the SAR, multiplied by the number of shares subject to such Award (including any unvested portion).  In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event (including payment for any unvested portion).  No payment shall be made to a Grantee for any Option or SAR if the purchase or grant price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event.  Unless the particular Award Agreement provides otherwise, determination of any payment under this Section 12.01(b) for an Award that is subject to a Performance Goal shall be based upon achievement at the target level of performance.

11.02    Change in Control.  Notwithstanding any provision in this Plan to the contrary, unless the particular Award Agreement provides otherwise or except where a Grantee’s entitlement to an Award is subject to a Performance Goal, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, all Awards (including those that are assumed or were substituted or converted in accordance with Section 11.01(a)) will become fully vested, and, for Options and SARs, immediately exercisable.  In the case of an Award under which a Grantee’s entitlement to the Award is subject to the achievement of a Performance Goal, unless the particular Award Agreement provides otherwise, upon the occurrence of a Change in Control, the Grantee shall be deemed to have satisfied the Performance Goal at the target level of performance and such Award shall continue to vest based on the time-based service vesting criteria, if any, to which the Award is subject.  For Awards described in the preceding sentence that are assumed or maintained by the acquiring or surviving company following a Change in Control, unless the particular Award Agreement provides otherwise, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, the time-based service vesting criteria shall be deemed satisfied at the time of such termination.

XII.      MISCELLANEOUS.

12.01    Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or the payment of Restricted Stock Units or Performance Stock, Grantees may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to an amount not exceeding the maximum statutory total tax that could be imposed on the transaction.

12.02    No Employment or Retention Agreement Intended.  Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its Subsidiaries; it does not give any Grantee the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Grantee at any time and without notice, with or without Cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

12.03    Non-transferability of Awards.  Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative.  Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

12.04    Forfeiture of Awards or Amounts Paid Under the Plan.  The Company shall have the power and the right to require any Grantee to forfeit and return to the Company any Award made to the Grantee or proceeds realized thereon pursuant to this Plan consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12.05    Securities Laws.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Grantee to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

12.06    Dissolution or Liquidation.  Upon the dissolution or liquidation of the Company, any outstanding Awards previously granted under this Plan shall be deemed canceled.

12.07    Controlling Law.  The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

12.08    Termination and Amendment of the Plan.  The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options.  The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award previously granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.  Absent shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of a Grantee, to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for another Award including an Option or SAR with an exercise price that is less than the exercise price of the original Options or SARs, except in the event of a corporate event involving the Company, as authorized under Section 3.02 or 11.01 of the Plan.

Notice
of Meeting
and Proxy
Statement

2020	Annual Meeting of Shareholders

MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403-2552
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 22, 2020 for shares held directly and by 11:59 p.m. Eastern Time on July 17, 2020 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOD2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 22, 2020 for shares held directly and by 11:59 p.m. Eastern Time on July 17, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D19223-P41966	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
MODINE MANUFACTURING COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Mr. Eric D. Ashleman	☐	☐	☐

	1b.	Mr. Larry O. Moore	☐	☐	☐

	1c.	Ms. Marsha C. Williams	☐	☐	☐

						For	Against	Abstain

2.	Approval of the Modine Manufacturing Company 2020 Incentive Compensation Plan.					☐	☐	☐

3.	Advisory vote to approve of the Company's named executive officer compensation.					☐	☐	☐

4.	Ratification of the appointment of the Company's independent registered public accounting firm.					☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2, 3 and 4.

For address change/comments, mark here.					☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of  Proxy Materials for the Shareholder Meeting   to be held on July 23, 2020 – the Notice and Proxy Statement and Annual Report are available     at www.proxyvote.com and www.modine.com.

D19224-P41966

Annual Meeting of Shareholders
Thursday, July 23, 2020
8:00 AM CDT
This proxy is solicited by the Board of Directors

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com.

The undersigned hereby appoints Michael B. Lucareli and Sylvia A. Stein, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2020 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at https://www.virtualshareholdermeeting.com/MOD2020 on July 23, 2020 at 8:00 A.M. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine   401(k)   Retirement   Savings   Plan-Voting   Instructions   to   Trustee,   Equiniti   Trust   Company,   for   the   Annual   Meeting   of   Shareholders. If you are a participant in the Modine 401(k) Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2020 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Equiniti Trust Company, in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

Address Change/Comments:

(If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.)

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

Continued and to be signed on reverse side.